UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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National Storage Affiliates Trust
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2018
To the Shareholders of National Storage Affiliates Trust:
The 2018 annual meeting of shareholders (the "Annual Meeting") of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us"), will be held at the offices of Clifford Chance US LLP, located at 31 West 52nd Street, New York, NY 10019, on May 23, 2018, at 8:00 a.m., local time, to consider and vote on the following matters:

(1)	The election of nine trustees to serve on the Company's board of trustees until the Company's 2019 annual meeting of shareholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	A non-binding advisory vote on our executive compensation as described in the accompanying proxy statement;

(4)	A non-binding advisory vote on the frequency of holding an advisory vote on executive compensation, and

(5)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
The close of business on March 29, 2018 has been fixed by our board of trustees as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.
Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders of record as of the record date. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.
We hope that all shareholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy or voting instructions. You may authorize your proxy to vote your shares over the Internet as described in the Notice. By submitting your proxy or voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you are a shareholder of record and attend the Annual Meeting in person, you may, if so desired, revoke your prior proxy and vote in person.
If you are a registered holder of our common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as of the close of business on the record date, the Notice was sent directly to you and you may vote your Common Shares in person at the Annual Meeting or by submitting your proxy to the Company. If you hold our Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary, the Notice was forwarded to you by such intermediary and you must follow the instructions provided by the intermediary regarding how to instruct the intermediary to vote your Common Shares.
Your proxy is being solicited by our board of trustees. Our board of trustees recommends that you vote (1) FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of trustees until our 2019 annual meeting of shareholders and until their respective successors are duly elected and qualify, (2) FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, (3) FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in the accompanying proxy statement and (4) FOR the option of "EVERY YEAR" as the frequency for future advisory votes on compensation of our Named Executive Officers.

By Order of the Board of Trustees,

/s/ Tamara D. Fischer
Tamara D. Fischer
Executive Vice President, Chief Financial Officer, and Secretary
Greenwood Village, Colorado
April 4, 2018
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2018. The Proxy Statement, our 2017 Annual Report to Shareholders, and the means to vote by Internet or telephone are available at: www.proxyvote.com. You will need to enter the control number found on your proxy card to access these materials via the internet.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2018

This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by and on behalf of the board of trustees of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us"), for use at the Company's 2018 annual meeting of shareholders (the "Annual Meeting") to be held at the offices of Clifford Chance US LLP, located at 31 West 52nd Street, New York, NY 10019, on May 23, 2018, at 8:00 a.m., local time, or at any postponements or adjournments thereof.
Pursuant to the rules adopted by the Securities and Exchange Commission ("SEC"), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, (the "Notice") to our shareholders of record as of the close of business on March 29, 2018, the record date for the Annual Meeting. We believe that posting these materials on the Internet enables us to provide shareholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and reduces the environmental impact of the Annual Meeting. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting.
If you are a registered holder of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as of the close of business on the record date, the Notice was sent directly to you and you may vote your Common Shares in person at the Annual Meeting or by proxy. If you hold Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary, the Notice was forwarded to you by such intermediary and you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your Common Shares.
Common Shares represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any shareholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering at or prior to the Annual Meeting a written notice of revocation to our secretary at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, (ii) submitting a later-dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a shareholder's previously submitted proxy unless such shareholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the Common Shares represented by such proxy will be voted (1) FOR the election of the nominees named in this Proxy Statement as trustees, to serve on our board of trustees until our 2019 annual meeting of shareholders and until their successors are duly elected and qualify, (2) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, (3) FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this Proxy Statement and (4) FOR the option of "EVERY YEAR" as the frequency for future advisory votes on compensation of our Named Executive Officers. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Shareholders and the related proxy card are first being made available to shareholders on or about April 4, 2018.
ANNUAL REPORT
This Proxy Statement is accompanied by our annual report on Form 10-K for the year ended December 31, 2017, which is our Annual Report to Shareholders for the year ended December 31, 2017.
VOTING SECURITIES AND RECORD DATE
Shareholders will be entitled to cast one vote for each Common Share held of record at the close of business on March 29, 2018 (the "Record Date") with respect to (i) the election of nine trustees to serve on our board of trustees until our 2019 annual meeting of shareholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, (iii) A non-binding advisory vote on our executive compensation; (iv) a non-binding advisory vote on the frequency of holding an advisory vote on executive compensation, and (v) any other proposal for shareholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.
The presence, in person or by proxy, of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter to be considered at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) delivers a properly-executed proxy but does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), the only item to be acted upon at the Annual Meeting with respect to which such a nominee will be permitted to exercise voting discretion is the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of trustees, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes and abstentions will have no effect on the voting results for any of the proposals.
The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a trustee, a majority of all the votes cast for and against the election of such nominee, (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal, (iii) for the approval of the non-binding advisory resolution to approve the compensation of the Named Executive Officers, a majority of all the votes cast on the proposal and (iv) for the non-binding vote on the frequency of holding an advisory vote on execution compensation, every one, two or three years, a majority of the votes cast on the proposal, but in the event that no option receives a majority of the votes cast on such proposal, we will consider the option that receives the most votes to be the option selected by shareholders.
In addition to voting your shares in person at the Annual Meeting, you may also transmit your voting instructions by Internet, telephone, or mail in accordance with the instructions found on your proxy card. To use the Internet to transmit your voting instructions and for electronic delivery of information, have your proxy card in hand when you access the web site at www.proxyvote.com, and follow the instructions to obtain your records and to create an electronic voting instruction form. To transmit your voting instructions by telephone, use any touch-tone telephone to dial 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions. Voting instructions transmitted by Internet or telephone must be received by 11:59 P.M. Eastern Time on May 22, 2018. Finally, to transmit your voting instructions by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by May 22, 2018.
The votes on compensation and the frequency of holding an advisory vote on executive compensation are advisory and not binding on our board of trustees. However, our board of trustees and the Compensation, Nominating and Corporate Governance Committee of our board of trustees (our "CNCG Committee") value all shareholder feedback and will consider the outcome of the votes in reviewing executive compensation and deciding on the frequency of future advisory votes to approve executive compensation. The board of trustees knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.
As of March 29, 2018, we had issued and outstanding 50,396,847 Common Shares that are entitled to vote at the Annual Meeting (which includes unvested restricted Common Shares).

1. ELECTION OF TRUSTEES
Board of Trustees
Our board of trustees is currently comprised of eight trustees: Arlen D. Nordhagen, George L. Chapman, Kevin M. Howard, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood, Dominic M. Palazzo and Mark Van Mourick, (our "Incumbent Trustees"). Upon the recommendation of our CNCG Committee, our board of trustees increased the size of our board from eight trustees to nine trustees and has nominated Rebecca Steinfort, together with each of our Incumbent Trustees, to stand for election or re-election, as the case may be, at the Annual Meeting. Each trustee elected will hold office until our next annual meeting of shareholders and until a successor has been duly elected and qualifies, or until the trustee's earlier resignation, death or removal.
We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board of trustees as a whole. The procedures and considerations of the CNCG Committee in recommending qualified trustee candidates are described below under "Corporate Governance–Identification of Trustee Candidates" in this Proxy Statement. The CNCG Committee and our board of trustees concluded that each of our trustee nominees should be nominated for election based on the qualifications and experience described in the biographical information below under "Information Regarding the Nominees for Election as Trustees."
It is intended that the Common Shares represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick as well as Ms. Steinfort as trustees, unless otherwise instructed. If the candidacy of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick and Ms. Steinfort should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of trustees. Our board of trustees has no reason to believe that, if elected, any of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick and Ms. Steinfort will be unable or unwilling to serve as a trustee.
Information Regarding the Nominees for Election as Trustees
The following information is furnished as of March 15, 2018 regarding the nominees for re-election or election, as the case may be, as trustees.

Arlen D. Nordhagen, 61, is the founder of our Company and has served as our chief executive officer since inception and chairman since the closing of our IPO in April 2015. Prior to the closing of our IPO, he was the chairman of the board of managers of our Company's sole trustee. He has also served as president and chief executive officer of SecurCare Self Storage, Inc. ("SecurCare"), one of our participating regional operators ("PROs"), from 2000 to 2014. He co-founded SecurCare in 1988, is a majority owner and currently serves as its chairman. Since Mr. Nordhagen became president of SecurCare in 1999, the company rapidly grew to over 150 self storage properties. In addition, Mr. Nordhagen was a founder of MMM Healthcare, Inc., the largest provider of Medicare Advantage health insurance in Puerto Rico. He has also served as managing member of various private investment funds and held various managerial positions at DuPont and Synthetech, Inc. Mr. Nordhagen graduated with high distinction from Harvard University with a masters in business administration and graduated summa cum laude from the University of North Dakota with a bachelor of science in chemical engineering. Mr. Nordhagen has over 25 years of experience in the self storage industry. We believe that Mr. Nordhagen will continue to bring to our board of trustees valuable perspective as the founder and chief executive officer of our company and his experience, leadership skills and extensive knowledge of our company qualify him to serve as one of our trustees.

George L. Chapman, 70, has served as one of our independent trustees since the closing of our IPO in April 2015, including as the chairman of the CNCG Committee. Mr. Chapman has also served as the chief executive officer and a member of the board of ReNew REIT LLC since 2017 and as the chairman and chief executive officer of Health Care REIT, Inc. ("HCN"), which is now Welltower Inc. (NYSE: WELL), from 1995 to 2014, and as president of HCN from 2009 to 2014. Mr. Chapman also served on the board of the National Association of Real Estate Investment Trusts ("NAREIT") on two separate occasions, most recently until his retirement from HCN in April of 2014, when he served on the executive committee of NAREIT. He has also been involved in various community charitable organizations, including as vice chair of the Toledo Museum of Art and the Toledo Symphony until 2018. Mr. Chapman graduated from the University of Chicago with a juris doctor and graduated from Cornell University with a bachelor of arts degree. We believe that Mr. Chapman will continue to bring valuable experience from his time with HCN and NAREIT to our board of trustees and his experience and extensive knowledge of the REIT industry qualify him to serve as one of our trustees.

Kevin M. Howard, 70, has served as one of our trustees since the closing of our IPO in April 2015. Mr. Howard is also the founder, and chief executive officer, of Kevin Howard Real Estate, Inc. doing business as Northwest Self Storage ("Northwest"), one of our PROs, a position he has held since 1986. Mr. Howard has been active in the self storage industry since 1977 in various capacities. He has developed, managed and marketed self storage facilities, listed and sold properties and has been employed as a consultant on a national basis. Mr. Howard has served as a guest lecturer for the American Institute of Appraisers and served as a director in the Self Service Storage Association for eight years. Mr. Howard graduated from Brown University with a masters in education and graduated from the University of Notre Dame with a bachelor of arts degree. We believe Mr. Howard's extensive self storage experience will continue to be valuable to our board of trustees and his experience and knowledge of the self storage industry qualify him to serve as one of our trustees.

Paul W. Hylbert, Jr., 73, currently serves as NSA's Lead Independent Trustee, presiding over the regularly scheduled executive sessions of the independent trustees and has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Hylbert has also served as an officer and/or director of a number of companies over the past 40 years. Mr. Hylbert has served since 2011 and continues to serve as chairman of Kodiak Building Partners, LLC, and was the chief executive officer from 2011 to 2014. Prior to this role, from 2007 to 2010, Mr. Hylbert served as the president and chief executive officer of ProBuild Holdings Inc., a national fabricator and distributor of building products and a subsidiary of Fidelity Capital. From 2000 until 2006, Mr. Hylbert served as the president and chief executive officer of Lanoga Corporation, one of the top U.S. retailers of lumber and building materials, until it was acquired by Fidelity Capital. Mr. Hylbert also served as the president and co-chief executive officer of PrimeSource Building Products, a national fabricator, packager and distributor of building products from 1991 to 1997, after which the company was sold and Mr. Hylbert served as president from 1997 to 2000. Earlier in his career, Mr. Hylbert served as the chief executive officer of the Wickes Europe, Wickes Lumber, and Sequoia Supply subsidiaries of Wickes, Inc. before leading a leveraged buy-out of Sequoia Supply to form PrimeSource Building Products in 1987. Mr. Hylbert graduated from the University of Michigan with a masters in business administration and graduated from Denison University with a bachelor of arts degree. We believe Mr. Hylbert's extensive experience in synergistic corporate acquisitions and "roll-ups" in the building products industry will continue to bring valuable perspective to our board of trustees and his experience and leadership qualify him to serve as one of our trustees.

Chad L. Meisinger, 50, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Meisinger is the chief executive officer of Over The Top (OTT) Marketing, which he founded in 2006. OTT Marketing provides multi-location businesses with large scale, inbound digital customer acquisition services that are delivered through a proprietary software platform. Mr. Meisinger was the president and chief executive officer of IP Dynamx, which he founded in 2015, until 2017. In addition, Mr. Meisinger co-founded Thinique Medical Weight Loss in 2013 and built it to over 200 franchised units within a year before selling ownership interests to one of his co-founders. Mr. Meisinger also had the regional development rights for The Joint Corp. between 2011 and 2014, where he was developing more than 40 chiropractic clinics throughout Los Angeles County. Prior to founding OTT, Mr. Meisinger served as head of affiliate sales and marketing for Google Radio from 2006 to 2009. He joined Google Radio after serving as a key investor and chief marketing officer of dMarc Broadcasting, which was acquired by Google Radio in February of 2006 for $1.2 billion in cash and performance incentives. Mr. Meisinger also served as co-founder, chairman and chief executive officer of First MediaWorks from 1999 to 2005, which provided the radio industry with a proprietary software platform and marketing services to help increase ratings and revenue. First MediaWorks was sold to Mediaspan in 2005. Beginning in 1995, Mr. Meisinger served as co-founder, chief executive officer and board trustee of First Internet Franchise Corporation, the first Internet Service Providers (ISP) franchisor in the world with hundreds of franchise territories licensed worldwide. We believe Mr. Meisinger's unique experiences in digital marketing, technology and franchising, along with his strong entrepreneurial character will continue to bring valuable perspective to our board of trustees and his leadership, experiences, and unique business knowledge qualify him to serve as one of our trustees.

Steven G. Osgood, 61, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Osgood currently serves on the board of directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc. as an independent director and chair of the audit committee. He has also served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self storage and single tenant properties since 2008. Mr. Osgood was a manager of All Stor Storage, LLC, a company that has been liquidated. From 2007 to 2008, Mr. Osgood served as chief financial officer of DuPont Fabros Technology, Inc., a Washington, DC based real estate investment trust that owns, operates and develops data center properties. From 2006 to 2007 Mr. Osgood served as chief financial officer of Global Signal, Inc., a Sarasota, Florida based real estate investment trust that was acquired by Crown Castle International Corp. in 2007. Prior to Global Signal, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now CubeSmart), a Cleveland based self storage real estate investment trust, from the company's initial public offering in 2004 through 2006. Mr. Osgood served as chief financial officer of the Amsdell Companies, the predecessor of U-Store-It, from 1993 until 2004. Mr. Osgood also serves as treasurer on the National Board of Directors of the Alzheimer's Association. Mr. Osgood is a former Certified Public Accountant and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982. Mr. Osgood graduated from the University of San Diego with a masters in business administration and graduated from Miami University with a bachelor of science degree. We believe Mr. Osgood will continue to bring valuable experience to our board of trustees and his real estate, self storage, and public company experience qualify him to serve as one of our trustees.

Dominic M. Palazzo, 62, has served as one of our independent trustees since the closing of our IPO in April 2015, including as the chairman of the Audit Committee (as defined below). Mr. Palazzo has more than 34 years of combined experience in public accounting and industry, including 29 years at PricewaterhouseCoopers LLC ("PwC"). Mr. Palazzo most recently held the position of audit partner at PwC until his retirement in 2011. While at PwC Mr. Palazzo was responsible for the real estate practice in their Denver, Colorado office. His expertise is in due diligence, mergers and acquisitions, public equity and debt offerings, corporate restructurings and financings. While at PwC his clients included Chateau Communities, Affordable Residential Communities, and other private real estate companies. He also served real estate clients that developed a number of different types of real estate assets, including multi-family, office, hotels and resort properties. As a partner at PwC he was responsible for the initial public offering of Affordable Residential Communities in 2004. In addition, Mr. Palazzo served in the PwC National Accounting and SEC Directorate in New York City where he performed technical accounting consultations and research for PwC. Mr. Palazzo was also the past president of the Executive Real Estate Roundtable and a former member of the Colorado Society of CPAs and the American Institute of Certified Public Accountants. Mr. Palazzo graduated from DePaul University with a bachelor of science degree in accounting. We believe Mr. Palazzo's public accounting experience with PwC will continue to provide valuable experience and perspective to our board of trustees and his experience and knowledge of real estate public accounting qualify him to serve as one of our trustees.

Mark Van Mourick, 61, has served as one of our trustees since the closing of our IPO in April 2015. Mr. Van Mourick is a co-owner of Optivest Properties, LLC ("Optivest"), one of our PROs, which he co-founded in 2007. He is also the founder and chief executive officer of Optivest Wealth Management, an SEC registered wealth management firm serving wealthy families in southern California since 1987. In addition, Mr. Van Mourick currently serves as the chairman of the board of Optivest Foundation and serves on the boards of Northrise University. Mr. Van Mourick has been a principal, general partner, managing member and/or agent in more than 80 real estate syndications since 1991. Prior to founding Optivest and Optivest Wealth Management, Mr. Van Mourick was a senior vice president and principal at Smith Barney, Harris, Upham. Mr. Van Mourick graduated from the University of Southern California with a dual bachelor of science degree in international finance and management. We believe his unique combination of real estate, self storage and Wall Street experience will continue to bring valuable perspective to our board of trustees and his experience and knowledge qualify him to serve as one of our trustees.

Rebecca L. Steinfort, 48, has been nominated to serve as one of our independent trustees. Since July 2017, she has also served as an independent director on the board of Milacron Holdings Corp. (NYSE: MCRN), a leading industrial technology company serving the plastics processing industry, where she also is a member of the audit committee. Additionally, Ms. Steinfort served on the board of directors of Nature’s Sunshine Products, Inc. (NASD: NATR) as an independent director from February 2015 to May 2018, where she chaired the compliance committee and served as a member of the audit committee. Ms. Steinfort is currently the Chief Operating and Business Development Officer of Eating Recovery Center, a national healthcare services provider focused on treating patients suffering from eating disorders and related behavioral health conditions. Prior to this role, she served as the Chief Executive Officer of Hero Management LLC, a leading provider of healthcare practice management services for dental, orthodontic and vision care practices that serve the pediatric Medicaid population, from 2015 to 2016. Prior to joining Hero Management LLC in 2015, Ms. Steinfort held various positions at DaVita Healthcare Partners ("Davita") beginning in 2009, including Co-Founder and Chief Operating Officer of DaVita's primary-care subsidiary and Chief Strategy and Marketing Officer of DaVita's dialysis business unit. Ms. Steinfort held various leadership positions at QIP Holder, LLC (parent company of Quiznos, a multinational sandwich franchise, "Quiznos") between 2007 and 2009, including Chief Marketing Officer. Prior to Quiznos, Ms. Steinfort held various senior executive positions at Level 3 Communications, LLC from 2001 to 2006 and served as a consultant at Bain & Company from 1997 to 1999. Ms. Steinfort graduated from Harvard Business School with a masters in business administration and graduated from Princeton University with a bachelor of arts. We believe her unique combination of marketing and technology experience and financial expertise, coupled with her public company and private equity experience will bring valuable perspective to our board of trustees and her experience and knowledge qualify her to serve as one of our trustees.

SUMMARY OF TRUSTEE QUALIFICATIONS AND EXPERTISE
	Arlen D. Nordhagen	George L. Chapman	Kevin M. Howard	Paul W. Hylbert, Jr.	Chad L. Meisinger	Steven C. Osgood	Dominic M. Palazzo	Mark Van Mourick	Rebecca Steinfort
Self Storage Industry	●		●			●		●
REIT Expertise	●	●				●	●
Public Company Experience	●	●		●		●	●		●
Financial Expertise	●	●		●		●	●	●	●
Private Equity and Investment	●	●	●	●	●	●		●	●
Other Real Estate Investment and Management	●	●	●	●	●	●	●	●
Business Strategy and Operations	●	●	●	●	●	●	●	●	●
Legal Expertise		●
Marketing and Technology					●				●
Roll-up Operations	●	●		●			●
Our board of trustees recommends a vote FOR the election of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick and Ms. Steinfort as trustees.
We have not received notice of any additional candidates to be nominated for election as trustees at the Annual Meeting and the deadline for notice of additional candidates has passed. Consequently, the election of trustees will be an uncontested election and the provisions of our bylaws providing for majority voting in uncontested elections will apply. See "Majority Vote and Trustee Resignation Policy" below. Under majority voting, to be elected as a trustee, a nominee must receive votes "FOR" his or her election constituting a majority of the total votes cast for and against such nominee at the Annual Meeting at which a quorum is present. If a nominee who currently is serving as a trustee does not receive sufficient "FOR" votes to be re-elected, Maryland law provides that the trustee would continue to serve on our board of trustees as a "holdover" trustee. Under our bylaws and corporate governance guidelines, he or she must submit his or her resignation to our board of trustees. Our CNCG Committee will consider such tendered resignation and recommend to our board of trustees whether to accept it. Our board of trustees will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the trustee will continue to serve until the trustee's successor is duly elected and qualifies or until the trustee's earlier death, resignation, retirement or removal. If a trustee’s offer to resign is accepted by our board of trustees, or if a nominee for trustee is not elected and the nominee is not an Incumbent Trustee, then our board of trustees, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws. Proxies solicited by our board of trustees will be voted FOR Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick and Ms. Steinfort, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
In accordance with our declaration of trust (the "Declaration of Trust") and our Second Amended and Restated Bylaws (the "Bylaws"), any vacancies occurring on our board of trustees, including vacancies occurring as a result of the death, resignation, or removal of a trustee, or due to an increase in the size of the board of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.
There is no familial relationship, as defined under SEC regulations, among any of the trustees or our Named Executive Officers. See "Corporate Governance–Trustee Independence."

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of trustees (the "Audit Committee") has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Our board of trustees is requesting that our shareholders ratify this appointment of KPMG LLP.
KPMG LLP has audited our consolidated financial statements for the years ended December 31, 2017, 2016, 2015, 2014 and for the nine months ended December 31, 2013. KPMG LLP previously audited our predecessor's consolidated financial statements for the three months ended March 31, 2013 and has also provided certain other services to us and our predecessor.
Neither our bylaws nor other governing documents or law require shareholder ratification of the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm. However, our board of trustees is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. In the event that the ratification of this appointment of the independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from shareholders.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$1,092,500	$981,740
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,092,500	$981,740

(1)
Audit Fees include fees and expenses related to the annual audit of the Company included in our annual report on Form 10-K, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, accounting consultations attendant to the audit, and for services associated with our public offerings, including review of registration statements and prospectuses and related issuances of comfort letters and consents and other services related to SEC matters. For 2017, audit fees also include the costs related to the opinion that became required in 2017 on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

In accordance with the Audit Committee charter, the Audit Committee reviews and pre-approves the engagement fees and the terms of all audit and non-audit services to be provided by the external auditors and evaluates the effect thereof on the independence of the external auditors.
Our board of trustees recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.
A majority of all of the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our board of trustees will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

3. SHAREHOLDER ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") enacted in July 2010 includes a provision, commonly referred to as "Say on Pay," that entitles our shareholders to cast an advisory (non-binding) vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
We believe that our compensation policies and practices are strongly aligned with the long-term interests of our shareholders. Shareholders are urged to read the Executive Compensation section of this Proxy Statement, and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.
As described more fully in that discussion, our compensation programs are designed to attract and retain the best executive talent in a way that allows us to align the interests of our Named Executive Officers with those of our shareholders. We seek to encourage the achievement of our business strategies, the creation of company growth, and the retention of our Named Executive Officers in a manner that is consistent with appropriate risk-taking and based on sound corporate governance practices.
In furtherance of this philosophy, the CNCG Committee has implemented a pay for performance compensation framework to compensate our Named Executive Officers for favorable shareholder returns, the Company’s competitive position within its segment of the real estate industry and each Named Executive Officers' contributions to the Company.
We are requesting your non-binding vote on the following resolution:
"RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers as described in this Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure."
Because your vote is advisory, it will not be binding upon us or our board of trustees. However, the CNCG Committee, which is responsible for designing and administering our executive compensation programs, values your opinion and will take into account the outcome of the vote when considering future executive compensation arrangements.
Our board of trustees recommends a vote FOR approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this Proxy Statement.
If a quorum is present, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Proxies solicited by our board of trustees will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purposes of determining the presence of a quorum.

4. SHAREHOLDER ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Act, we are providing our shareholders with the opportunity to vote, on an advisory and non-binding basis, on whether the Company will seek an advisory vote on the compensation of our Named Executive Officers every one, two or three years. By voting on this proposal, you will be able to specify how frequently shareholders would like us to hold an advisory vote on the compensation of our Named Executive Officers.
After careful consideration of this proposal, our board of trustees has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore our board of trustees recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our board of trustees considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in our annual Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our shareholders may have different views as to what is the best approach for our Company and we look forward to hearing from our shareholders on this proposal.
You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, or every three years, or abstain from voting.
Our board of trustees recommends a vote FOR the option of "EVERY YEAR" as the frequency for future advisory votes on compensation of our Named Executive Officers.
If a quorum is present, the option of every year, every two years, or every three years that receives a majority of the votes cast on the proposal will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purposes of determining the presence of a quorum. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. In either case, this vote is advisory and not binding on us or our board of trustees and our board of trustees may decide that it is in the best interests of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders.

BOARD OF TRUSTEES AND COMMITTEE MATTERS
Board of Trustees
Our board of trustees is responsible for overseeing our affairs. Our board of trustees conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of trustees intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. During 2017, our board of trustees held five meetings. All of our trustees attended at least 75% of the meetings of our board of trustees and of the Audit Committee, CNCG Committee and Investment Committee of our board of trustees on which they served during this period, either in person or telephonically. Our board of trustees' policy, as set forth in our Corporate Governance Guidelines (the "Guidelines"), is to encourage and promote the attendance by each trustee at all scheduled meetings of our board of trustees and all meetings of our shareholders.
Committees of the Board of Trustees
Our board of trustees has three standing committees: the Audit Committee, the CNCG Committee and the Investment Committee. Below is a table illustrating the current standing committee memberships and chairpersons. Subject to their election at the Annual Meeting, Ms. Steinfort will replace Mr. Meisinger on the audit committee and Mr. Meisinger will replace Mr. Hylbert on the Investment Committee. Additional detail on each committee follows the table.

THE BOARD AND COMMITTEES
	Arlen D. Nordhagen	George L. Chapman	Kevin M. Howard	Paul W. Hylbert, Jr.*	Chad L. Meisinger	Steven G. Osgood	Dominic M. Palazzo	Mark Van Mourick
Board of Trustees	©	●	●	●	●	●	●	●
Audit Committee					●	●	©
CNCG Committee		©		●	●
Investment Committee				●		©	●
© = Chair
* = Lead Independent Trustee

Audit Committee
Dominic M. Palazzo (Chair), Chad L. Meisinger and Steven G. Osgood are the current members of the Audit Committee. Subject to her election at the Annual Meeting, Ms. Steinfort will replace Mr. Meisinger on the audit committee. Our board of trustees has determined that all of the members of the Audit Committee and Ms. Steinfort are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of trustees has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see "Election of Trustees" in this Proxy Statement for a description of our trustees' respective backgrounds and experience), that Mr. Palazzo, Mr. Osgood and Ms. Steinfort qualify as "audit committee financial experts" for purposes of, and as defined by, the SEC rules and have the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of trustees has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Palazzo chairs the Audit Committee and Mr. Palazzo, Mr. Osgood and Ms. Steinfort each serve as Audit Committee financial experts, as that term is defined by the applicable SEC regulations.
The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
The Audit Committee met seven times during 2017. These meetings were designed, among other things, to discharge our board of trustees' responsibilities relating to our and our subsidiaries' corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for approving, after reviewing with management and external auditors, our quarterly earnings releases and supplemental financial information, our interim and audited annual financial statements prior to each filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K, and meeting with officers responsible for certifying our annual reports on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors' judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.nationalstorageaffiliates.com.
Compensation, Nominating and Corporate Governance Committee
George L. Chapman (Chair), Chad L. Meisinger and Paul W. Hylbert, Jr. are the current members of the CNCG Committee. Our board of trustees has determined that each of the members of the CNCG Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the CNCG Committee. The CNCG Committee met five times during 2017.
With respect to compensation, the CNCG Committee is responsible for, among other things:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our Named Executive Officers, evaluating our Named Executive Officers' performance in light of such goals and objectives and, either as a committee or together with our independent trustees (as directed by the board of trustees), determining and approving the remuneration of our Named Executive Officers based on such evaluation;

•	overseeing our equity-based remuneration plans and programs;

•	reviewing and recommending to our board of trustees from time to time the remuneration for our non-executive trustees; and

•	preparing compensation, nominating and corporate governance committee reports.
With respect to nominating and corporate governance, the CNCG Committee is responsible for, among other things:

•	providing counsel to our board of trustees with respect to the organization, function and composition of the board of trustees and its committees;

•	overseeing the self-evaluation of our board of trustees as a whole and of the individual trustees and the board of trustees' evaluation of management and report thereon to the board of trustees;

•	periodically reviewing and, if appropriate, recommending to our board of trustees changes to, our corporate governance policies and procedures;

•	identifying and recommending to our board of trustees potential candidates for nomination;

•	recommending to our board of trustees the appointment of each of our executive officers; and

•	assisting our board of trustees and chairman in overseeing the development of executive succession plans.
The specific responsibilities of the CNCG Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.nationalstorageaffiliates.com.
The CNCG Committee has retained FPL Associates LP ("FPL"), a professional services firm focused on compensation and other consulting services as well as executive and board recruitment, to provide advice regarding the compensation program for our Named Executive Officers and independent trustees and, for 2018, recruitment services related to a new trustee nominee. FPL reports directly to the CNCG Committee and has not performed and does not currently provide any other services to management or us.
Investment Committee
Steven G. Osgood (Chair), Paul W. Hylbert, Jr. and Dominic M. Palazzo are the current members of the Investment Committee. Subject to his election at the Annual Meeting, Mr. Meisinger will replace Mr. Hylbert on the Investment Committee. Our board of trustees has determined that each of the members of the Investment Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines and the Independence Standards (as defined below). The Investment Committee is responsible for reviewing and, where appropriate, approving, on behalf of the Company, acquisitions or dispositions of self storage properties within certain parameters.
Investment Committee meetings are designed to provide the members of the Investment Committee with an opportunity to discuss the investment rationale for certain acquisitions or dispositions, to review material background items (including due diligence reports) with respect to those acquisitions or dispositions, and to conduct any further due diligence to make an informed decision with respect to those acquisitions or dispositions.
Report of the Audit Committee
The Audit Committee has furnished the following report for the fiscal year ending December 31, 2017:
The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of trustees.
Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee's responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.
The Audit Committee held seven meetings in 2017. Representatives of KPMG LLP were in attendance at all of our Audit Committee meetings. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and KPMG LLP, our independent registered public accounting firm. At these meetings, among other things, the Audit Committee reviewed and discussed with management the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, as well as our earnings releases. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, which included a discussion of KPMG LLP's judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their audits.
The Audit Committee also discussed with KPMG LLP their independence from us. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by KPMG LLP.
Based on the Audit Committee's review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in its written charter, the Audit Committee unanimously recommended to our board of trustees that our audited consolidated financial statements for the fiscal year ended December 31, 2017 be included in our annual report on Form 10-K filed with the SEC.
The Audit Committee has also appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is presenting this selection to our shareholders for ratification.
Dominic M. Palazzo
Chad L. Meisinger
Steven G. Osgood
The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, to be (i) "soliciting material" or "filed" or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT TRUSTEES
Members of our board of trustees who are not independent receive no compensation for their services as trustees. Each independent trustee is permitted, but is not obligated, to elect to receive between 50% and 100% of the value of the total annual cash compensation described below in equity, with such election to be made annually:
Cash Compensation
For 2017, compensation to each of our independent trustees consisted of the following:

•	$50,000 to each independent trustee for their service on our board of trustees;

•	$20,000 to the chair of the Audit Committee;

•	$10,000 to the chair of the CNCG Committee;

•	$10,000 to the Lead Independent Trustee;

•	$5,000 to the chair of the Investment Committee; and

•	$5,000 to each independent trustee who is a member of the Audit Committee, CNCG Committee or Investment Committee.
We also reimburse each of our trustees for travel expenses incurred in connection with attendance at board of trustees and committee meetings.
The table below summarizes the annual compensation received by our independent trustees during 2017. As described in the footnote to the table below, each of our independent trustees elected to receive some or all of their annual cash compensation in the form of equity.

Trustee Compensation Table for 2017
Name and Address	Fees Paid or Earned in Cash(1)	Stock Awards(1)	Total
George L. Chapman	$65,000	-	$65,000
Kevin M. Howard(2)(3)	-	-	-
Paul W. Hylbert, Jr.	70,000	-	70,000
Chad L. Meisinger	60,000	-	60,000
Steven G. Osgood	65,000	-	65,000
Dominic M. Palazzo	80,000	-	80,000
Mark Van Mourick(2)(3)	-	-	-

(1)
For those trustees that elected in 2017 to receive the value of their 2017 annual cash compensation in equity, grants for the full value of such compensation were made on May 31, 2017, based on the three-day trailing average closing price of our common shares on and including May 24, 2017, of $24.40. Each of Messrs. Chapman, Hylbert Jr., Meisinger and Osgood elected to receive payment of 100% of the value of his 2017 annual cash compensation in LTIP units which represent a class of partnership interests in our operating partnership, NSA OP, L.P. (our "operating partnership") and Mr. Palazzo elected to receive 50% of such value in LTIP units. Accordingly, Messrs. Chapman, Hylbert Jr., Meisinger, Osgood and Palazzo were awarded 2,664, 2,869, 2,459, 2,664 and 1,640 LTIP units, respectively. With respect to the portion of Mr. Palazzo's 2017 annual cash compensation taken in cash, Mr. Palazzo was paid three-fourths of such amount in equal quarterly installments between April 1, 2017 and December 31, 2017 and one-fourth of such amount was paid in 2017 in respect of his 2016 compensation levels, which were the same as in 2017. The remaining installment was paid in 2018 and is not reflected in the above table. The dollar value shown in the table above for the LTIP units taken in lieu of cash compensation represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The LTIP units vest on May 23, 2018, so long as such person remains a trustee. The following table sets forth the aggregate number of outstanding compensatory LTIP units held by our non-employee trustees that had not vested as of December 31, 2017:

Name	Number of LTIP units
George L. Chapman	2,664
Kevin M. Howard	—
Paul W. Hylbert, Jr.	2,869
Chad L. Meisinger	2,459
Steven G. Osgood	2,664
Dominic M. Palazzo	1,640
Mark Van Mourick	—

(2)
Messrs. Howard and Van Mourick did not receive compensation as trustees because we do not consider them independent under the NYSE listing standards and our Independence Standards (as defined below). See "Corporate Governance–Trustee Independence" below.

(3)
Excludes consideration paid to Messrs. Howard and Van Mourick or entities controlled or managed by each in connection with the acquisition by us of self storage properties. For additional information see "–Certain Relationships and Related Transactions."

In November 2017, our compensation consultant, FPL, prepared a compensation benchmarking analysis to provide our CNCG Committee with a review of the competitiveness of our compensation program for our independent trustees against the compensation practices of our peer group (as defined below). Following such review and based on the recommendations of FPL, our CNCG Committee approved a revised independent trustee compensation program that became effective beginning in 2018 as follows:

•	$50,000 in cash and $80,000 in equity to each independent trustee for their service on our board of trustees;

•	$20,000 in cash to the chair of the Audit Committee and CNCG Committee;

•	$15,000 in cash to the Lead Independent Trustee and the chair of the Investment Committee; and

•	$7,500 to each independent trustee who is a member of the Audit Committee, CNCG Committee or Investment Committee (excluding the chair of each committee).
The other features of the current independent trustee compensation structure discussed above remain unchanged.
Based upon its review of all relevant facts and circumstances, our board of trustees has affirmatively determined that Ms. Steinfort would qualify as an independent trustee under the NYSE listing standards and the Independence Standards (as defined below) if she is elected at the Annual Meeting.
Each independent trustee is subject to our minimum equity ownership guidelines. See "Compensation Discussion and Analysis-Minimum Equity Ownership Guidelines."

CORPORATE GOVERNANCE

Governance Highlights
Majority voting in uncontested elections	Responsive to shareholder feedback
Nominated first female trustee to serve on our board	Equityholders may amend bylaws
Majority independent trustees	No poison pill
No staggered board of trustees; annual election of all trustees	No excise tax gross-ups with respect to payments made in connection with a change of control
Lead Independent Trustee	Two Audit Committee financial experts
Robust minimum equity ownership guidelines	Opted out of Maryland's control share acquisition statute
Clawback policy that allows for the recovery of previously paid executive compensation	Opted out of Maryland's unsolicited takeover statute ("MUTA") (which we may not opt into without shareholder approval)
Prohibition against hedging the value of Company securities
Role of the Board of Trustees and Risk Oversight
Pursuant to our Declaration of Trust and Bylaws, our business and affairs are managed under the direction of our board of trustees. Our board of trustees has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of trustees keep informed of our business by participating in meetings of our board of trustees and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with Mr. Nordhagen, our chairman and chief executive officer, and other Named Executive Officers.
In connection with their oversight of risk to our business, our board of trustees and the Audit Committee consider feedback from management concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Management regularly reports to our board of trustees on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable real estate investment trust ("REIT") rules and other regulations. Members of our board of trustees routinely meet with management in connection with their consideration of matters submitted for the approval of our board of trustees and the risks associated with such matters.
Our board of trustees believes that its composition protects shareholder interests and provides sufficient independent oversight of management. A majority of our current trustees are "independent" under NYSE standards and our Independence Standards, as more fully described elsewhere in this section under "Corporate Governance–Trustee Independence." The independent trustees meet separately from management on at least a quarterly basis and are very active in the oversight of our Company. The independent trustees oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Named Executive Officers and the selection and evaluation of trustees. Each independent trustee has the ability to add items to the agenda of board of trustees meetings or raise subjects for discussion that are not on the agenda for that meeting.
Our board of trustees believes that its majority independent composition and the roles that our independent trustees perform provide effective corporate governance at the board of trustees' level and independent oversight of both our board of trustees and management. The current governance structure, when combined with the functioning of the independent trustee component of our board of trustees and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. In furtherance of these goals, our board of trustees appointed Paul W. Hylbert, Jr. as Lead Independent Trustee during 2016. Our Lead Independent Trustee works with Mr. Nordhagen, who serves as the chairman of our board of trustees and chief executive officer to establish the agenda for regular meetings of our board of trustees, serves as chair of regular meetings of our board of trustees when our chairman is absent, presides at executive sessions, serves as a liaison between our chairman and chief executive officer and our independent trustees, and encourages dialogue between our independent trustees and Named Executive Officers. He also establishes the agenda for meetings of our independent trustees and performs such other duties as our board of trustees may establish or delegate.
Code of Business Conduct and Ethics
Our board of trustees has adopted a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to our trustees, officers and employees. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote, honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications, compliance with applicable governmental laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code, and accountability for adherence to the Code of Conduct. Any waiver of the Code of Conduct for our trustees or officers may be made only by our board of trustees or our CNCG Committee and will be promptly disclosed as required by law or stock exchange regulations. The Code of Conduct is available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Code of Conduct, free of charge, to shareholders who request it. Requests should be directed to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.
Corporate Governance Guidelines
Our board of trustees has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of trustees carries out its responsibilities. In March 2018, our board of trustees approved and adopted updates to the Guidelines to (i) implement a new trustee resignation policy as described under "Majority Vote and Trustee Resignation Policy" below and (ii) add a description of the role, responsibilities and election of the Lead Independent Trustee. In addition, among the areas addressed by the Guidelines are the composition of our board of trustees, its functions and responsibilities, its standing committees, its PRO advisory committee, trustee qualification standards, access to management and independent advisors, trustee compensation, management succession, trustee orientation and continuing education and the annual performance evaluation and review of our board of trustees and committees. The Guidelines are available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Guidelines, free of charge, to shareholders who request it. Requests should be directed to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.
Trustee Independence
The Guidelines provide that a majority of the trustees serving on our board of trustees must be independent as required by the NYSE listing standards. In addition, our board of trustees has adopted certain independence standards (the "Independence Standards") to assist it in making determinations with respect to the independence of trustees. The Independence Standards are available for viewing on our website at www.nationalstorageaffiliates.com. Based upon its review of all relevant facts and circumstances, our board of trustees has affirmatively determined that five of our eight current trustees–George L. Chapman, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood and Dominic M. Palazzo–qualify as independent trustees under the NYSE listing standards and the Independence Standards. Based upon its review of all relevant facts and circumstances, our board of trustees has affirmatively determined that Ms. Steinfort would qualify as an independent trustee under the NYSE listing standards and the Independence Standards if she is elected at the Annual Meeting.

Identification of Trustee Candidates
In accordance with the Guidelines and its written charter, the CNCG Committee is responsible for identifying trustee candidates for our board of trustees and for recommending trustee candidates to our board of trustees for consideration as nominees to stand for election at our annual meetings of shareholders. Trustee candidates are recommended for nomination for election as trustees in accordance with the procedures set forth in the written charter of the CNCG Committee.
We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The CNCG Committee periodically reviews the appropriate skills and characteristics required of our trustees in the context of the current composition of our board of trustees, our operating requirements and the long-term interests of our shareholders. In accordance with the Guidelines, trustees should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of our Company and our shareholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The CNCG Committee reviews trustee candidates with the objective of assembling a slate of trustees that can best fulfill and promote our goals, regardless of gender, age or race, and recommends trustee candidates based upon contributions they can make to our board of trustees and management and their ability to represent our long-term interests and those of our shareholders.
The CNCG Committee evaluates the skill sets required for service on our board of trustees and develops a list of potential trustee candidates each year. If it is determined there is the need for additional or replacement members of our board of trustees, the CNCG Committee will assess potential trustee candidates included on the list as well as other appropriate potential trustee candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the CNCG Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of trustees. The CNCG Committee evaluates, among other things, each potential trustee's knowledge and experience with self storage, REITs and other real estate investment and management, roll-up operations, public companies, and business strategy and operations. The CNCG Committee may seek input on such trustee candidates from other trustees, including our chairman and our chief executive officer, and recommends trustee candidates to our board of trustees for nomination. The CNCG Committee does not solicit trustee nominations, but it will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent within a reasonable period of time prior to the decision. The CNCG Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The CNCG Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying trustee candidates or gathering information regarding the background and experience of trustee candidates. If the CNCG Committee engages any such third party, the CNCG Committee will have sole authority to approve any fees or terms of retention relating to these services.
In March 2018, upon the recommendation of our CNCG Committee, our board of trustees increased the size of our board from eight trustees to nine trustees and nominated Rebecca Steinfort for the ninth trustee position at the Annual Meeting. The CNCG Committee engaged FPL to assist with the trustee recruitment efforts by conducting interviews with trustee candidates identified by the CNCG Committee and preparing summary assessments for final candidates.
Personal Loans to Executive Officers and Trustees
We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our trustees and executive officers.
Trustee Attendance at Annual Meetings of Shareholders
Our policy is to encourage and promote the attendance by each trustee at all meetings of our shareholders. All of our then-current trustees attended the 2017 annual meeting of shareholders.

Communications with the Board of Trustees
Our board of trustees has approved a process to enable communications with the independent members of the board of trustees, including our Lead Independent Trustee, or the chair of any of the committees of the board of trustees. Communications by email should be sent to NSABoard@nsareit.net. Communications by regular mail should be sent to the attention of Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of trustees. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. In addition, any of our shareholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111. We also encourage members of our board of trustees to be available to speak to institutional shareholders outside of formal meeting settings.
Executive Sessions of Independent Trustees
The independent trustees serving on our board of trustees meet in executive sessions at least four times per year at regularly scheduled meetings of our board of trustees. These executive sessions of our board of trustees are presided over by Mr. Hylbert, Jr., our Lead Independent Trustee.
Active Shareholder Outreach and Corporate Governance
Our board of trustees values the input and insights of our shareholders and believes that effective shareholder engagement strengthens the board's role as an informed and engaged fiduciary. We are committed to serving our shareholders’ interests, and recognize that communicating with shareholders on a regular basis is a critical component of our corporate governance program. As part of this commitment, management actively engages with our shareholders in order to fully understand their viewpoints concerning our company, to gather feedback on what we can do better and to help our shareholders understand our performance and strategy. In addition to answering questions from shareholders on our quarterly earnings calls, our management regularly engages with shareholders by participating in industry conferences, through in-person meetings with our shareholders and prospective investors, and by telephone with many shareholders at other times throughout the year to solicit input and answer questions on a variety of topics. During 2017, we held over 200 such meetings with current and prospective investors to discuss various key corporate matters, including our differentiated growth strategy, financing strategy, risk management practices, and strong corporate governance practices. Interested parties, including shareholders, may communicate their concerns directly to the independent members of our board of trustees, including our Lead Independent Trustee, or the chair of any of the committees of the board of trustees as described above under "Communications with the Board of Trustees," or to management.
Our board's engagement efforts center on our corporate governance practices, which it regularly reviews to ensure that our practices are consistent with prevailing best practices and the views of our shareholders. For example, in 2018, we took the following measures:
▪nominated our first female trustee to stand for election at our Annual Meeting;
▪implemented majority voting in uncontested elections together with a trustee resignation policy (see "Majority Vote and Trustee Resignation Policy" below); and
▪provided equityholders with the right to amend our bylaws (see "Bylaw Amendments" below).
See "Compensation Discussion and Analysis-New Governance Highlights."

In addition, since our IPO, our board of trustees has adopted a number of additional corporate governance guidelines to better align the interests of our trustees and Named Executive Officers with those of our shareholders, including:
▪pay-for-performance awards;
▪appointing a Lead Independent Trustee;
▪adopting a clawback policy;
▪adopting minimum equity ownership guidelines; and
▪prohibiting hedging the value of the Company's securities.
At the time of our IPO, we adopted policies including:
▪not having a shareholders rights plan ("poison pill");
▪opting out of Maryland's unsolicited takeover statute (Title 3, Subtitle 8) ("MUTA") and requiring shareholder approval to opt back in; and
▪not having a staggered board of trustees, with each of our trustees subject to re-election annually.
Majority Vote and Trustee Resignation Policy
In March 2018, our board of trustees adopted a new majority voting policy. Under majority voting, to be elected as a trustee in an uncontested election, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If an incumbent trustee does not receive sufficient “FOR” votes to be re-elected, Maryland law provides that the trustee would continue to serve on the Company’s board of trustees as a “holdover” trustee. Under the Company’s recently amended Guidelines, he or she must submit his or her resignation to the Company’s board of trustees. The Company’s CNCG Committee will consider such tendered resignation and recommend to the Company’s board of trustees whether to accept it. The Company’s board of trustees will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the trustee will continue to serve until the trustee's successor is duly elected and qualifies or until the trustee’s earlier death, resignation, retirement or removal. If a trustee’s offer to resign is accepted by the Company’s board of trustees, or if a nominee for trustee is not elected and the nominee is not an incumbent trustee, then the Company’s board of trustees, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws. In a contested election, trustees shall be elected by a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present.
Bylaw Amendments
In March 2018, our board of trustees adopted a new bylaws amendment policy to permit equityholders to alter or repeal any provision of the Bylaws and to adopt new Bylaws. Approval of amendments to the Bylaws requires the affirmative vote of both (a) holders of a majority of the Company's Common Shares outstanding as of the Determination Date (as defined below) and (b) holders of Common Shares and limited partners (other than the Company) of our operating partnership representing a majority of the number of Common Shares outstanding as of the Determination Date together with the number of additional Common Shares that would be issuable if (1) all Class A common units of limited partner interest in our operating partnership ("OP units") outstanding as of the Determination Date were exchanged on a one-for-one basis, subject to adjustments as provided in the Third Amended and Restated Agreement of Limited Partnership of our operating partnership (as amended, the "Partnership Agreement"), for Common Shares and (2) the OP units which would be outstanding if each series of Class B common units of limited partner interest in our operating partnership ("subordinated performance units") (or other similar class or series of OP units created from time to time) outstanding as of the Determination Date (whether or not then convertible) were converted into OP units using the conversion ratio for each such class or series in effect as of the last day of the most recent fiscal year determined pursuant to the terms of the Partnership Agreement and as approved by the Company's board of trustees, were exchanged on a one-for-one basis, subject to adjustments as provided in the Partnership Agreement, for Common Shares.

“Determination Date” means the close of business on the record date for determining the shareholders and holders of OP units and subordinated performance units entitled to cast votes at a duly called annual meeting or special meeting of shareholders.

INFORMATION REGARDING OUR NAMED EXECUTIVE OFFICERS
Throughout this Proxy Statement, our chairman, president and chief executive officer, Arlen D. Nordhagen, our executive vice president, chief financial officer and secretary, Tamara D. Fischer, our senior vice president - operations, and president of National Storage Affiliates Trust Management Company, Steven B. Treadwell, and our vice president, controller, and chief accounting officer, Brandon S. Togashi, are referred to as our "Named Executive Officers" or "executive officers," under Item 402 of Regulation S-K or an "officer" under Rule 16a-1(f) of the Exchange Act. Effective July 1, 2018, our board of trustees appointed Ms. Fischer as president, chief financial officer, treasurer and secretary, Mr. Treadwell as executive vice president, chief operating officer and president of National Storage Affiliates Trust Management Company and Mr. Togashi as senior vice president, controller, and chief accounting officer. In connection with these appointments, Mr. Nordhagen will resign from his position as president effective July 1, 2018, but will remain our chairman and chief executive officer.
Our Named Executive Officers and their ages as of December 31, 2017 are as follows:

Name	Age
Arlen D. Nordhagen	61
Tamara D. Fischer	62
Steven B. Treadwell	48
Brandon S. Togashi	35
Biographical information with respect to Mr. Nordhagen is set forth above under "Election of Trustees–Information Regarding the Nominees for Election as Trustees."

Tamara D. Fischer, 62, has served as our executive vice president and chief financial officer since our inception in 2013. Prior to this role, from 2004 to 2008, Ms. Fischer served as the executive vice president and chief financial officer of Vintage Wine Trust, Inc., a real estate investment trust, where she was involved in all aspects of the company's capital markets, investor relations and financial reporting activities. She continued to serve Vintage Wine Trust as a consultant through its dissolution in 2010 and served in various other consulting positions until becoming involved with the Company. From 1993 to 2003, Ms. Fischer served as the executive vice president and chief financial officer of Chateau Communities, Inc., one of the largest real estate investment trusts in the manufactured home community sector. There, she was responsible for overseeing the company's initial public offering, several mergers and acquisitions and was involved in capital markets activity, investor relations and financial reporting and administrative responsibilities. Ms. Fischer remained at Chateau through its sale to Hometown America LLC in 2003. Prior to her experience at Chateau Communities, Inc., Ms. Fischer spent nine years at Coopers & Lybrand (now PricewaterhouseCoopers), initially as an accountant in the real estate practice and later as an audit manager. Ms. Fischer is a certified public accountant (inactive) and graduated from Case Western Reserve University with a bachelor of arts in business administration.

Steven B. Treadwell, 48, has served as our senior vice president for operations and has been with the Company since 2014. Since October 2016, he has also served as president of the National Storage Affiliates Trust Management Company. Prior to his roles with us, between 2010 and 2014, Mr. Treadwell co-founded and served as managing partner of Energy Inspection Services, an oilfield services firm, and he also served as a financial and operational consultant to multiple firms in the real estate and energy industries. From 2005 to 2010, Mr. Treadwell served as a divisional chief financial officer and first vice president of finance at ProLogis, a global real estate investment trust in the industrial sector. Prior to his experience in the private sector, Mr. Treadwell served for 12 years in the U.S. Air Force in multiple assignments ranging from weapon system research and development to instructor pilot in the KC-10 Extender and the C-21 Learjet. Mr. Treadwell graduated from Harvard University with a masters in business administration, Massachusetts Institute of Technology with a master of science degree in aeronautical engineering, and the U.S. Air Force Academy with a bachelor of science degree in electrical engineering.

Brandon S. Togashi, 35, has served as the Company's chief accounting officer since January 1, 2017 and as vice president, controller since he joined the Company in 2014. Prior to joining the Company, Mr. Togashi served as vice president, corporate accounting at DCT Industrial Trust Inc. from 2013 through 2014. Prior to that role, Mr. Togashi was employed as a manager, and later, as a senior manager in the audit practice of KPMG LLP from 2010 to 2013. Mr. Togashi is a certified public accountant and graduated from Colorado State University with a bachelor of science degree in business administration.

COMPENSATION DISCUSSION AND ANALYSIS
This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions. In addition, it provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our Named Executive Officers, and places in perspective the data presented in the tables and narrative that follow.
Executive Compensation Program Objectives
We believe the primary goals of executive compensation are to attract and retain the best executive talent in a way that allows us to align the interests of our Named Executive Officers with those of our shareholders. We seek to encourage the achievement of our business strategies, the creation of company growth, and the retention of our Named Executive Officers in a manner that is consistent with appropriate risk-taking and based on sound corporate governance practices. In furtherance of these goals, beginning in 2017, our CNCG Committee implemented a pay for performance compensation framework to compensate our Named Executive Officers for favorable shareholder returns, the Company’s competitive position within its segment of the real estate industry and each Named Executive Officers' contributions to the Company.
We expect to continue to pay competitive base salaries to our Named Executive Officers and anticipate that our compensation incentives will take the form of annual cash bonuses and long-term equity incentives measured by objective Company performance targets and, to a lesser extent with respect to annual cash bonuses, subjective individual performance targets, established by our CNCG Committee, which are specifically tailored to each Named Executive Officer. In addition, our CNCG Committee may determine to make awards to new Named Executive Officers and other existing and new personnel in order to attract and retain talented professionals.
In order to meet our objectives, our executive compensation program provides:

•	base salary, which is fixed annually, taking into account our budgeted operating expenses, and compensates individuals for daily performance;

•	annual incentive cash bonus that is based on the achievement of certain quantitative and qualitative Company and individual performance objectives over the course of each year; and

•
long-term equity-based compensation that is bifurcated between performance-based and time-based awards (as described herein), which, in the former case, are earned over a three-year performance period contingent upon the achievement of performance criteria, and in the latter case, are earned in three equal annual installments over a three-year period, subject to continued employment of the Named Executive Officers.

Our CNCG Committee believes having a significant portion of variable or equity-based compensation achieves our goals of encouraging high performance, promoting accountability and motivating our Named Executive Officers to achieve our business objectives and aligning their interests with those of our shareholders.
2017 Business Highlights
We are focused on the ownership, operation, and acquisition of self storage properties located within the top 100 metropolitan statistical areas ("MSAs") throughout the United States. As of December 31, 2017, we held ownership interests in and operated a geographically diversified portfolio of 515 self storage properties, located in 29 states, comprising approximately 32.1 million rentable square feet, configured in approximately 255,000 storage units. According to the 2018 Self-Storage Almanac, we are the sixth largest owner and operator of self storage properties in the United States based on number of properties, self storage units, and rentable square footage.

During 2017, we achieved the following financial highlights:

Our same store portfolio is defined and our non-GAAP financial measures, including Core FFO per share and Net Operating Income ("NOI"), are defined and reconciled to their most directly comparable GAAP measure in our annual report on Form 10-K filed with the SEC on February 27, 2018.

The above chart assumes $100.00 invested on April 23, 2015, with dividends reinvested and compares the yearly cumulative total shareholder return for our common shares with the cumulative shareholder return of companies on (i) the S&P 500 Index, (ii) the Russell 2000 Index and (iii) the NAREIT All Equity REIT Index as provided by NAREIT for the period beginning April 23, 2015 and ending December 31, 2017.

	Period Ending
Index	4/23/2015	12/31/2015	12/31/2016	12/31/2017
National Storage Affiliates Trust	$100	$137	$184	$238
S&P 500 Index	100	98	110	134
Russell 2000 Index	100	91	109	126
NAREIT All Equity REIT Index	100	101	109	119
Roles of our CNCG Committee, Compensation Consultant and Management
CNCG Committee
Our CNCG Committee, which is comprised entirely of independent trustees, has overall responsibility for monitoring the performance of the Company’s Named Executive Officers and evaluating and approving our executive compensation plans, policies and programs. In addition, our CNCG Committee oversees our 2015 equity incentive plan (our "Equity Incentive Plan").

Our CNCG Committee determines all components of Mr. Nordhagen's compensation. With respect to Ms. Fischer, Mr. Treadwell and Mr. Togashi, our CNCG Committee seeks input from Mr. Nordhagen and reviews and approves all components of Ms. Fischer's, Mr. Treadwell's and Mr. Togashi's compensation.
Compensation Consultant
Our CNCG Committee has engaged FPL, an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FPL provides our CNCG Committee with advice concerning the types and levels of compensation to be paid to our Named Executive Officers and independent trustees.
Our CNCG Committee policy requires that its compensation consultants be independent of Company management. Our CNCG Committee performs an annual assessment of FPL's independence to determine whether the consultant is independent. Our CNCG Committee assessed FPL's independence most recently in March 2018 and determined that the engagement did not raise any conflict of interests with management.
Management
Mr. Nordhagen, our chairman and chief executive officer, generally attends CNCG Committee meetings, provides information as to the individual performance of Ms. Fischer, Mr. Treadwell and Mr. Togashi and other key employees, and makes annual recommendations to our CNCG Committee of appropriate compensation levels for Ms. Fischer, Mr. Treadwell and Mr. Togashi, as well as for other key employees. Nonetheless, all components of our Named Executive Officers' compensation are approved by our CNCG Committee in its sole discretion and Mr. Nordhagen is not present during our CNCG Committee’s determination with respect to his own compensation.
Benchmarking Process
Our CNCG Committee, in consultation with FPL, conducted compensation benchmarking analyses to ensure that our compensation programs for our Named Executive Officers and independent trustees are competitive with those of certain other publicly traded REITs (each, a "Benchmarking Analysis" and together, the "Benchmarking Analyses"). The Benchmarking Analyses included a comprehensive review of each component of the total compensation opportunities for our Named Executive Officers and independent trustees relative to market data for REITs with market capitalization and enterprise value similar to that of our Company. We refer to this group of REITs, each of which is listed below, as our "peer group" and was the group used for the independent trustee Benchmarking Analysis.

Cubesmart	Ramco-Gershenson Properties Trust
DCT Industrial Trust Inc.	Rexford Industrial Realty, Inc.
EastGroup Properties, Inc.	Sabra Health Care REIT, Inc.
Hersha Hospitality Trust	STAG Industrial, Inc.
Life Storage, Inc.	Terreno Realty Corporation
LTC Properties, Inc.	Xenia Hotels & Resorts, Inc.
Physicians Realty Trust
The group used in 2016 for the Named Executive Officer Benchmarking Analysis did not include Cubesmart, DCT Industrial Trust Inc. and Life Storage, Inc. and included Cedar Realty Trust, Inc. and TIER REIT, Inc. The market data for our Named Executive Officers was sourced from FPL’s proprietary database and the 2016 NAREIT Compensation Survey, which FPL conducts, and for our independent trustees, from the January 2017 National Association of Corporate Directors Director Compensation Report, an August 31, 2017 SNL Financial Report and the public filings of the REITs included in the analysis. This information was considered by our CNCG Committee in approving increased annual base salaries to our Named Executive Officers in 2017, as set forth below under "Elements of our Compensation---Base Salary." The independent trustee Benchmarking Analysis was considered by our CNCG Committee in approving changes to our independent trustee compensation program for 2018, including an equity award to each of our independent trustees and increases in annual cash compensation to the Lead Independent Trustee, each trustee that is a member of a committee of our board of trustees and the chairs of each of the CNCG Committee and

Investment Committee as set forth above under "Compensation to Independent Trustees." These changes are intended to better align each Named Executive Officer's and independent trustee's total compensation with the peer group.
New Governance Highlights
Our governance philosophy strives to adopt policies and practices that we believe are in the best interests of our Company and our shareholders. In 2018, we adopted a number of additional best practices with respect to corporate governance and compensation that complement the many best practices we have adopted since our IPO. See "Corporate Governance - Governance Highlights" for additional information. The new policies and practices include:

•	nomination of our first female trustee to stand for election at our Annual Meeting;

•	implementation of a majority voting standard in uncontested elections together with a trustee resignation policy (see "Corporate Governance---Majority Vote and Trustee Resignation Policy"); and

•	adoption of a concurrent right of equityholders to amend our bylaws (see "Corporate Governance---Bylaws Amendments").
Key Features of Our Compensation Program

What we do and have....	What we don't do and don't have....
Pay for performance, including incentive compensation (both cash and equity) that is subject to achievement of various performance objectives	Provide excise tax gross-ups with respect to payments made in connection with a change of control
Salaries comprise a relatively modest portion of each Named Executive Officers' overall compensation opportunity	Have nonqualified deferred compensation or supplemental retirement benefits for our Named Executive Officers
Balance of short-term and long-term incentives	Allow hedging the value of Company securities
Only minimal perquisites to Named Executive Officers
Robust minimum equity ownership guidelines
Clawback policy that allows for the recovery of previously paid executive compensation
Independent compensation consultant
"Double-trigger" change of control benefits
Elements of Our Compensation Program
The compensation provided to our Named Executive Officers consists of base salary, annual cash bonus and long-term equity incentive compensation.
Base Salary
The base salaries payable to our Named Executive Officers provides a fixed component of compensation that reflects the Named Executive Officers’ position and responsibilities. Base salaries are reviewed annually by our CNCG Committee and may be adjusted to better match competitive market levels or to recognize a Named Executive Officer's professional growth, development, and increased responsibility. The table below summarizes the 2017 and 2016 base salary and corresponding percentage change against the prior year for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, and the 2017 base salary for Mr. Togashi, who first became a Named Executive Officer on January 1, 2017:

	Base Salary(1)
Executive	2017	2016	Change
Arlen D. Nordhagen	$495,000	$324,450	52.6%
Tamara D. Fischer	315,000	200,850	56.8%
Steven B. Treadwell	250,000	170,000	47.1%
Brandon S. Togashi	210,000	—	—

(1)
In 2017, we included expense allowances as part of each Named Executive Officer's base salary. For purposes of comparability, the 2016 base salaries in the table above include expense allowances of $15,000, $15,000, and $10,000 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, that were not considered to be part of their 2016 base salaries.

The increase in base salaries was based on the Named Executive Officer Benchmarking Analysis and the inclusion of expense allowances as a part of each Named Executive Officer's base salary. Based on the Named Executive Officer Benchmarking Analysis prepared by FPL, the CNCG Committee determined that the base salaries of the Named Executive Offices needed to be increased to be brought in line with the Company's peers. The base salary levels for 2017 approximately align with the 25th percentile of the market data utilized in the Named Executive Officer Benchmarking Analysis.
In connection with the Company’s 2018 executive compensation program, our CNCG Committee revised the base salaries for our Named Executive Officers in line with our compensation objectives and the new appointments that our board of trustees approved, effective July 1, 2018, for Mr. Nordhagen, Ms. Fischer, Mr. Treadwell and Mr. Togashi, as described above under "Information Regarding Our Named Executive Officers." Our CNCG Committee approved base salary levels for 2018 for Mr. Nordhagen, Ms. Fischer, Mr. Treadwell and Mr. Togashi of $495,000, $340,000, $290,000 and $235,000 respectively. Such revised base salaries are intended to preserve an appropriate mix of compensation such that base salary remains a modest portion of the overall compensation opportunity for each Named Executive Officer.
Annual Incentive Cash Bonus Payments
We have provided and expect to continue to provide cash bonuses to encourage outstanding individual and Company performance by motivating our Named Executive Officers to achieve short-term Company performance objectives and individual goals. Our annual cash bonus program for our Named Executive Officers is based primarily on objective factors aligned with our Company's performance, and to a lesser extent on subjective factors.
The objective financial performance goals are weighted and based on the Company’s achievement of specific targets related to the following elements: the Company’s same-store NOI growth, Core FFO per share growth, acquisitions volume and number of new PROs added. The subjective performance goals are tailored to each Named Executive Officer and are also weighted and considered together with the objective elements. For an explanation of how we calculate NOI and Core FFO, which are both non-GAAP financial measures, see "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures" in our annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC.
We have focused on the Company’s same-store NOI growth, Core FFO per share growth, acquisitions volume and number of new PROs added because these elements are particularly useful metrics to management and investors as a starting point in measuring the Company’s operational performance and represent key performance indicators in evaluating the operations of our properties and growth of the Company.
In addition to the specific targets for performance described above, our CNCG Committee also identifies a threshold level of performance that is below the target level and a maximum level of performance or outperformance that is above the target level. In the event that our Company's actual performance does not meet the threshold level set with respect to a particular metric, no cash bonuses will be earned for such performance metric. If our Company's actual performance for the performance period is above the maximum level with respect to a particular metric, the amount of earned cash bonuses will be capped at the maximum level for such performance metric.

The following table shows the objective metrics and weightings and the associated 2017 incentive cash bonus opportunity levels for our Named Executive Officers:

					2017 Annual Incentive Levels
Performance Criteria	Weighting for Arlen D. Nordhagen	Weighting for Tamara D. Fischer	Weighting for Steven B. Treadwell	Weighting for Brandon S. Togashi	Threshold	Target	Maximum	Actual
Same-Store NOI Growth	20%	20%	20%	15%	6.0%	7.0%	8.0%	7.5%
Core FFO per Share Growth	20%	20%	20%	15%	8.9%	12.1%	15.2%	10.7%
Acquisitions Volume ($ millions)	20%	20%	15%	10%	$200	$350	$500	$486
Adding New PROs	25%	20%	10%	10%	1	2	3	1
Individual Based Goals	15%	20%	35%	50%	—	—	—	—
The operating metrics set forth above are used for the limited purpose described above and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these metrics in any other context.

The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each of our Named Executive Officers for 2017 as a percentage of their base salary, as well as the actual bonus earned for the year ended December 31, 2017. Whether any of the threshold, target or maximum bonus levels were attained was determined by our CNCG Committee based on achievement of the criteria described above and the weighting of each criterion set forth in the table above.

2017 Incentive Cash Bonus Percentage Levels
Executive	Threshold	Target	Maximum	Actual	Actual as a Percentage of Base Salary
Arlen D. Nordhagen	$240,000	$480,000	$720,000	$493,880	99.8%
Tamara D. Fischer	125,000	250,000	375,000	268,229	85.2%
Steven B. Treadwell	80,000	160,000	240,000	185,160	74.1%
Brandon S. Togashi	50,000	100,000	150,000	119,002	56.7%

Long-Term Equity Incentive Compensation
Our CNCG Committee believes that a substantial portion of each Named Executive Officer's compensation should be in the form of long-term equity incentive compensation. Equity incentive awards encourage management to create shareholder value over the long-term. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. Equity awards can also encourage the achievement of our business strategies that can take more than one year to execute and company growth when they are tied to specific performance criteria.
Long-term equity incentive compensation may be granted in many forms under our Equity Incentive Plan, including restricted shares and LTIP units, representing a class of partnership interests in our operating partnership, NSA OP, L.P. (our "operating partnership") and other equity awards. For a further description of such awards, see "Awards Under the Plan" below.

Our long-term equity incentive compensation framework is designed to align the interests of the Company's Named Executive Officers with those of the Company's shareholders in a multi-year pay-for-performance structure utilizing both performance-based and time-based LTIP unit awards. The awards are structured to reward, among other things, favorable shareholder returns and the Company’s competitive position within its segment of the real estate industry.

The performance-based LTIP unit awards granted to our Named Executive Officers in 2017 represent the maximum amount of LTIP units that can vest contingent upon the achievement of performance criteria during the period between January 1, 2017 and December 31, 2019 (the "performance period"), which is based on the Company's total shareholder return ("TSR") relative to the TSR of the companies in the Morgan Stanley Capital International US REIT Index (the "MSCI US REIT Index") and the Company's TSR relative to the TSR of its public company peers in the self storage industry. In the event that the Company's TSR during the performance period relative to the TSR of the companies in the MSCI US REIT Index exceeds the 75th percentile, the Named Executive Officers will earn 100% of the LTIP unit awards set forth in his or her LTIP Unit Award Agreement with respect to this criterion. To the extent the minimum level of performance, which is less than or equal to the 35th percentile, is not achieved, none of such performance-based awards will vest. To the extent performance results fall between the minimum (35th percentile) and target (55th percentile) levels or the target (55th percentile) and maximum (75th percentile) levels, vesting of such awards will be determined based upon linear interpolation from 0% to 44% of the maximum award in the former case and from 44% to 100% of the maximum award in the latter case. In the event that the Company's TSR during the performance period relative to the TSR of its public company self storage peers is in first place, the Named Executive Officers will earn 100% of the LTIP unit awards set forth in his or her LTIP Unit Award Agreement with respect to this criterion. To the extent the minimum level of performance is not achieved (in fourth place or further behind), none of such performance-based awards will vest. To the extent performance results in the Company being in second or third place, 44% of the maximum of such awards will vest.

We have focused on the Company’s TSR performance relative to the TSR of our peers in the self storage industry, because TSR achievement is a particularly useful metric for ensuring that our executives are thinking about the interests of our shareholders as they execute on our business plans.
During the vesting period for the performance-based LTIP units, each Named Executive Officer will be entitled to receive interim distributions with respect to each performance-based LTIP unit at the maximum level equal to 10% of the distributions paid to a holder of an equal number of OP units. Upon vesting, each Named Executive Officer will be entitled to receive full distributions on each such performance-based LTIP unit earned equal to the distributions payable during the vesting period on an equal number of OP units less the amount of interim distributions already paid. Thereafter, each Named Executive Officer will be entitled to receive distributions on each vested LTIP unit equal to the distributions paid to a holder of an OP unit as distributions on OP units are made.

The time-based LTIP unit awards vest in three annual installments on each January 1 beginning in the first calendar year following the year of grant, subject to the continued employment of the Named Executive Officer. During the vesting period, each Named Executive Officer will be entitled to receive distributions with respect to each time-based LTIP unit equal to each distribution paid to a holder of an OP unit as distributions on OP units are made.

If a Named Executive Officer's employment is terminated by us without "cause" or by the Named Executive Officer for "good reason" (each as defined in the applicable employment agreement), or by reason of the Named Executive Officer's death or "disability" (as defined in the applicable employment agreement) prior to the completion of the vesting period, then any unvested LTIP units will vest or be forfeited as set forth under "Employment Agreements" herein, except in the event that a termination of service as described above follows a change of control which occurs after June 30, 2018, in which case all outstanding performance-based LTIP units will vest without being subject to proration in accordance with the calculation set forth in the LTIP unit award agreements. For more information, see "Employment Agreements" herein.

The following table summarizes the minimum, target and maximum number of performance-based awards granted in 2017 that may be earned by each Named Executive Officer contingent upon performance between January

1, 2017 and December 31, 2019 and the total number of time-based awards that each Named Executive Officer may earn by January 1, 2020:

Named Executive Officer	Performance-based Award			Time-based Award(1)
	Minimum	Target	Maximum
Arlen D. Nordhagen	—	22,293	50,158	41,867
Tamara D. Fischer	—	10,134	22,800	19,031
Steven B. Treadwell	—	5,067	11,401	9,516
Brandon S. Togashi	—	2,896	6,515	5,438

(1)
On January 1, 2018, one-third of the time-based awards set forth in this column vested and the remaining two-thirds are scheduled to vest in equal annual installments on January 1, 2019 and January 1, 2020, respectively, subject to the continued employment of the Named Executive Officer.

In addition, in recognition of 2016 performance, particularly in connection with the Company's achievements in 2016, and a desire to retain the services of our Named Executive Officers in furtherance of the Company's continued success, our CNCG Committee approved the following discretionary time-based LTIP unit awards in February 2017: Mr. Nordhagen - $374,556 (15,600 LTIP units), Ms. Fischer - $212,500 (8,850 LTIP units) and Mr. Treadwell - $67,708 (2,820 LTIP units). One-third of these LTIP unit awards vested in January 1, 2018 and the remaining LTIP unit awards will vest equally in two annual installments on January 1, 2019 and January 1, 2020, respectively, subject to continued employment of the Named Executive Officer.
Equity Incentive Plan
Prior to completion of our IPO and formation transactions, we adopted our Equity Incentive Plan, which replaced our Prior Incentive Plan, to provide equity based incentive compensation to Named Executive Officers, our independent trustees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption, but will continue to govern unexpired awards following such date. Our Equity Incentive Plan allows for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards.
Our Equity Incentive Plan is administered by our CNCG Committee. Our CNCG Committee, as appointed by our board of trustees, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of trustees, Named Executive Officers, advisors, consultants and other personnel to receive an equity award, (3) determine the number of Common Shares to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of trustees with respect to equity awards that are subject to board of trustees' approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the CNCG Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The CNCG Committee consists solely of independent trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside trustee for purposes of Section 162(m) of the Code.
For additional information about our Equity Incentive Plan, see "–Equity Compensation Plan Information" below.
Available Shares
Our Equity Incentive Plan provides for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and subordinated performance units, into Common Shares). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the Common Shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of trustees, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of the earlier of (1) the date that such plan was approved by our board of trustees and (2) the date that such plan was approved by the holders of our Common Shares.
Awards Under the Plan
Share Options
The terms of specific share options, including whether share options shall constitute "incentive share options" for purposes of Section 422(b) of the Code, shall be determined by the CNCG Committee. The exercise price of a share option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to share options may not be lower than 100% (110% in the case of an incentive share option granted to a 10% shareholder, if permitted under our Equity Incentive Plan) of the fair market value of our Common Shares on the date of grant. Each share option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive share option granted to a 10% shareholder, if permitted under our Equity Incentive Plan). Incentive share options may only be granted to our employees and employees of our subsidiaries. Share options will be exercisable at such times and subject to such terms as determined by our CNCG Committee. We may also grant share appreciation rights, which are share options that permit the recipient to exercise the share option without payment of the exercise price and to receive Common Shares (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the Common Shares with respect to which the share option is being exercised over the exercise price of the share option with respect to those shares. The exercise price with respect to share appreciation rights may not be lower than 100% of the fair market value of our Common Shares on the date of grant.
Restricted Shares
A restricted share award is an award of Common Shares that are subject to forfeiture and restrictions on transferability and such other restrictions as our CNCG Committee may impose at the date of grant. Grants of restricted Common Shares will be subject to vesting schedules and other restrictions as determined by our CNCG Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our CNCG Committee may determine. Generally, a participant granted restricted Common Shares has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted Common Shares. Although dividends will be paid on restricted Common Shares, whether or not vested, at the same rate and on the same date as on our Common Shares (unless otherwise provided in an award agreement), holders of restricted Common Shares are prohibited from selling such shares until they vest.
Phantom Shares
A phantom share represents a right to receive the fair market value of a Common Share, or, if provided by our CNCG Committee, the right to receive the fair market value of a Common Share in excess of a base value established by our CNCG Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of Common Shares (as may be elected by the participant or our CNCG Committee or as may be provided by our CNCG Committee at grant). Our CNCG Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.

Dividend Equivalents
A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or Common Shares) of dividends paid on Common Shares otherwise subject to an award. Our CNCG Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional Common Shares. Our CNCG Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
LTIP Units
LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the Equity Incentive Plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. For LTIP units granted under our Prior Incentive Plan, upon reaching parity, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our Common Shares whether or not such LTIP units are vested. For LTIP units granted under our Equity Incentive Plan, upon reaching parity, or earlier if provided under the individual award agreement, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our Common Shares whether or not such LTIP units are vested. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.
Other Equity-Based Awards
Our Equity Incentive Plan authorizes the granting of other awards based upon our Common Shares (including the grant of securities convertible into Common Shares), subject to terms and conditions established at the time of grant.
We have filed with the SEC a Registration Statement on Form S-8 covering our Common Shares issuable under our Equity Incentive Plan.
Change in Control
Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding Common Shares or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our shareholders; (3) a merger, consolidation, conversion, or statutory share exchange where our shareholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of trustees at the beginning of such period, the "incumbent trustees," cease for any reason (other than due to death) to constitute at least a majority of the members of our board of trustees (for these purposes, any trustee whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent trustees shall be deemed to be an incumbent trustee); or (5) shareholder approval of a plan or proposal for our liquidation or dissolution.
Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the CNCG Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the CNCG Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination
Our board of trustees may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient's consent unless such amendments are required in order to comply with applicable laws. Our board of trustees may not amend our Equity Incentive Plan without shareholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of Common Shares reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of trustees, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any share options under our Equity Incentive Plan; or

•	otherwise require such approval.
Employment Agreements
We have entered into employment agreements with our Named Executive Officers. The employment agreements provide for Mr. Nordhagen to serve as our chairman and chief executive officer, Ms. Fischer to serve as our executive vice president and chief financial officer, Mr. Treadwell to serve as our senior vice president, operations and Mr. Togashi to serve as our vice president, controller, and chief accounting officer. Effective July 1, 2018, our board of trustees appointed Ms. Fischer as president, chief financial officer, treasurer and secretary, Mr. Treadwell as executive vice president, chief operating officer and president of National Storage Affiliates Trust Management Company and Mr. Togashi as senior vice president, controller and chief accounting officer. In connection with these appointments, Mr. Nordhagen will resign from his position as president effective July 1, 2018, but will remain our chairman and chief executive officer.
The employment agreements with our Named Executive Officers have a term of three years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days' notice of non-renewal. These employment agreements require our Named Executive Officers to devote substantially all of their time to our affairs.
The employment agreements provide for:

•	a specified minimum annual base salary, subject to increases at the discretion of our board of trustees or the CNCG Committee;

•
eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of trustees or our CNCG Committee, which will be awarded at the discretion of our CNCG Committee;

•	participation in our Equity Incentive Plan, as well as other incentive, savings and retirement plans applicable generally to Named Executive Officers; and

•	medical and other group welfare plan coverage and fringe benefits provided to our Named Executive Officers.
In addition, our Named Executive Officers are eligible for regular, annual grants under our Equity Incentive Plan.
The employment agreements provide that, if a Named Executive Officer's employment is terminated by us without "cause" or by the Named Executive Officer for "good reason" (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the Named Executive Officer will be entitled to the following severance payments and benefits, subject to the execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•
an amount equal to the sum of the Named Executive Officer's then-current annual base salary plus the greater of the annual average bonus over the prior two years (or such fewer years with respect to which the Named Executive Officer received an annual bonus) and the Named Executive Officer's target annual bonus for the year of termination, multiplied by three for Mr. Nordhagen, by two for Ms. Fischer, and by one for each of Mr. Treadwell and Mr. Togashi;

•
health benefits for the Named Executive Officer and eligible family members for two years following the Named Executive Officer's termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the Named Executive Officer receives comparable benefits from a subsequent employer; and

•	100% of the unvested shares or share-based awards held by the Named Executive Officer will become fully vested and/or exercisable.
Each employment agreement also provides that each Named Executive Officer, or his or her estate, will be entitled to certain severance benefits in the event of death or disability. Specifically, each Named Executive Officer or, in the event of such person's death, his or her beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•	prorated annual bonus for the year in which the termination occurs;

•
health benefits for the Named Executive Officer and/or eligible family members for two years following the Named Executive Officer's termination of employment at the same level as in effect immediately preceding the Named Executive Officer's death or disability; and

•
for all outstanding unvested share awards held by the Named Executive Officer, a prorated portion (based on the number of days of employment during a year until the date of death or disability, as applicable, over 365) of any share that would have vested for the year of the Named Executive Officer's death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited. For information about the vesting of awards under our long-term equity incentive compensation program following certain change of control transactions, see "Compensation Discussion and Analysis-Elements of our Compensation-Long-Term Equity Incentive Compensation."

The employment agreements for Named Executive Officers provide for a definition of "good reason" following a change-in-control (as defined in the applicable employment agreement), and provide for 100% of the unvested shares (or share-based awards) held by the Named Executive Officer to become fully vested and/or exercisable if the Named Executive Officer's employment is terminated by our Company without cause or if the Named Executive Officer quits for "good reason" following the effective date of a change in control.
The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of six months following termination of employment.
Employee Benefits
We have a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees are able to participate in our 401(k) plan, including our Named Executive Officers. We provide this plan to enable our employees to save some amount of their cash compensation for retirement in a tax efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary, and we currently match a portion of each eligible employee's contributions. We do not intend to provide an option for our employees to invest in our Common Shares through our 401(k) plan.
Perquisites and Other Personal Benefits
We provide no perquisites or other personal benefits to our Named Executive Officers, except as disclosed under "–Summary Compensation Table" below.
Clawback Policy
We have adopted a formal clawback policy, which allows us to recoup incentive compensation paid to officers covered by the policy based on financial results that are subsequently restated. Our CNCG Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Minimum Equity Ownership Guidelines
We have adopted robust minimum equity ownership guidelines that require each Named Executive Officer and each independent trustee to maintain a minimum number of Common Shares (including OP units and LTIP units) having a market value equal to: six times annual base salary for Mr. Nordhagen; three times annual base salary for the Ms. Fischer; two times annual base salary for each of Mr. Treadwell and Mr. Togashi; and five times annual cash compensation for all independent trustees. The CNCG Committee annually reviews progress toward achieving these ownership levels. As of March 15, 2018, each Named Executive Officer and each independent trustee was in compliance with the minimum equity ownership guidelines.
Policy on Hedging Transactions
We prohibit our Named Executive Officers, senior officers, trustees and PRO advisory committee members from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities. This prevents such persons from continuing to own Company securities without having the full risks and rewards of ownership.
Tax Gross-Up Payments
We do not provide any gross-up or similar payments to our Named Executive Officers. According to their employment agreements, if any payments or benefits to be paid or provided to any Named Executive Officer would be subject to "golden parachute" excise taxes under Section 280G of the Code, the Named Executive Officer's payments and benefits under his or her employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the Named Executive Officer.
Tax Implications - Deductibility of Named Executive Officer Compensation
Section 162(m) of the Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the chief executive officer and the two most highly-compensated executive officers of the Company other than the chief executive officer. Section 162(m) has historically contained an exception for compensation paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's shareholders. On December 22, 2017, the Tax Cuts and Jobs Act was enacted, which eliminated the exception for performance-based compensation under Section 162(m) for tax years beginning on or after January 1, 2018. It is our CNCG Committee’s responsibility to address issues raised by Section 162(m) in connection with compensation paid to Named Executive Officers. However, the Company believes that, because it has elected and believes it has qualified as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. Our CNCG Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).

Risk Considerations in our Compensation Programs
Our CNCG Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our CNCG Committee does not believe the goals, or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.
CNCG Committee Interlocks and Insider Participation
No member of our CNCG Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our Named Executive Officers serve as a member of the board of trustees or CNCG Committee of any company that has one or more of its executive officers serving as a member of our board of trustees or CNCG Committee.
Pay Ratio

On December 31, 2017, we ceased to be an emerging growth company. In accordance with the transition rules set forth in Item 402(u) of Regulation S-K, we are required to comply with the pay ratio disclosure rules set forth in such regulation beginning with the fiscal year ending December 31, 2018. We expect to disclose a pay ratio for the first time in the proxy statement we file in 2019.
Compensation Committee Report

The CNCG Committee evaluates and establishes compensation for our Named Executive Officers and administers our Equity Incentive Plan. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the CNCG Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The CNCG Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the CNCG Committee with regard to executive compensation. The CNCG Committee recommended to our board of trustees that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

George L. Chapman, Chair
Paul W. Hylbert, Jr.
Chad L. Meisinger

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) "soliciting material" or "filed" or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Summary Compensation Table
The following table summarizes the annual compensation received by our Named Executive Officers in the years ended December 31, 2017, 2016 and 2015 including amounts paid prior to our entry into employment agreements with our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards		All Other Compensation(1)	Total
Arlen D. Nordhagen, Chairman and Chief Executive Officer(2)	2017	$495,000	$—	$493,880	$1,914,556	(3)	$10,800	$2,914,236
	2016	309,450	—	340,340	1,588,880		25,600	2,264,270
	2015	300,000	150,000	—	—		20,600	470,600
Tamara D. Fischer, Executive Vice President, Chief Financial Officer and Secretary	2017	315,000	—	268,229	912,500	(3)	8,766	1,504,495
	2016	185,850	—	158,902	742,480		22,085	1,109,317
	2015	180,000	63,000	—	—		17,125	260,125
Steven B. Treadwell, Senior Vice President, Operations, President, National Storage Affiliates Management Company	2017	250,000	—	185,160	417,708	(3)	13,562	866,430
	2016	160,000	—	92,800	253,920		17,983	524,703
	2015	150,000	40,000	—	—		12,420	202,420
Brandon S. Togashi, Vice President, Controller and Chief Accounting Officer(4)	2017	210,000	—	119,002	274,551	(3)	8,298	611,851

(1)
Other compensation for 2017 comprises the value of each Named Executive Officer's 401(k) match. In 2017, we began including expense allowances as part of each Named Executive Officer's base salary. Accordingly, for 2017, there is no expense allowance reflected under this column. Other compensation for 2016 includes 401(k) match of $10,600, $7,085 and $7,983 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, and expense allowance of $15,000, $15,000, and $10,000 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively. Other compensation for 2015 includes 401(k) match of $10,600, $7,125 and $5,750 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, and expense allowance of $10,000, $10,000 and $6,670 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively.

(2)
Excludes consideration paid to Mr. Nordhagen or entities controlled by him in connection with the contribution of self storage properties. For additional information, see "Certain Relationships and Related Transactions."

(3)
Reflects the aggregate grant date fair value of LTIP unit awards granted to each of our Named Executive Officers in accordance with ASC Topic 718 based upon (i) $24.01 per unit for the time-based awards granted on February 22, 2017 to Mr. Nordhagen ($374,556), Ms. Fischer ($212,500), Mr. Treadwell ($67,708) and Mr. Togashi ($74,551) in respect of 2016 performance, (ii) $22.07 per unit for the time-based awards granted on January 1, 2017 to Mr. Nordhagen ($924,000), Ms. Fischer ($420,000), Mr. Treadwell ($210,000) and Mr. Togashi ($120,000) in connection with our long-term equity incentive plan and (iii) $27.63 per unit for the performance-based awards granted on January 1, 2017 to Mr. Nordhagen ($616,000), Ms. Fischer ($280,000), Mr. Treadwell ($140,000) and Mr. Togashi ($80,000) in connection with our long-term equity incentive plan, which represents the number of units and value of the awards at their target levels on the grant date. The assumptions used to calculate the grant date value of share awards are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10‑K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018. For additional information, see "Compensation Discussion and Analysis-Elements of our Compensation-Long-Term Equity Incentive Compensation" above.

(4)	Mr. Togashi was not a named executive officer in 2016 and 2015.

2017 Grants of Plan-Based Awards
The following table sets forth certain information with respect to each grant of a plan-based award made to a Named Executive Officer in the fiscal year ended December 31, 2017. The following table reflects (i) under estimated future payouts under non-equity incentive plan awards, the threshold, target, and maximum performance goals under our 2017 annual incentive cash bonus program, (ii) under estimated future payouts under equity incentive plan awards, the threshold, target and maximum amount of LTIP unit awards granted to a Named Executive Officer that can vest contingent upon the achievement of performance criteria over a three-year performance period pursuant to the performance-based component of our long-term equity incentive plan, (iii) under all other share awards, the time-based LTIP unit awards granted in 2017 pursuant to our long-term equity incentive plan; (iv) under all other share awards, the discretionary time-based LTIP units awards granted in 2017 in respect of fiscal year 2016 performance; and (v) the grant date fair value of such awards. For additional information, see "Compensation Discussion and Analysis-Elements of our Compensation" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Share Awards: Number of Shares or Units (#)	Grant Date Fair Value of Share Awards ($)(4)
Name	Grant Date	Date of CNCG Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Arlen D. Nordhagen	—	—	$240,000	$480,000	$720,000	—	—	—	—	$—
	1/1/17	11/29/16	—	—	—	—	22,293	50,158	41,867	1,540,000
	2/22/17	2/22/17	—	—	—	—	—	—	15,600	374,556
Tamara D. Fischer	—	—	125,000	250,000	375,000	—	—	—	—	—
	1/1/17	11/29/16	—	—	—	—	10,134	22,800	19,031	700,000
	2/22/17	2/22/17	—	—	—	—	—	—	8,850	212,500
Steven B. Treadwell	—	—	80,000	160,000	240,000	—	—	—	—	—
	1/1/17	11/29/16	—	—	—	—	5,067	11,401	9,516	350,000
	2/22/17	2/22/17	—	—	—	—	—	—	2,820	67,708
Brandon S. Togashi	—	—	50,000	100,000	150,000	—	—	—	—	—
	1/1/17	11/29/16	—	—	—	—	2,896	6,515	5,438	200,000
	2/22/17	2/22/17	—	—	—	—	—	—	3,105	74,551

(1)
Our CNCG Committee determined annual cash incentive compensation for our Named Executive Officers in respect of the achievement of performance goals during fiscal year 2017 (paid in March 2018) as follows: Mr. Nordhagen - $493,880, Ms. Fischer - $268,229, Mr. Treadwell - $185,160 and Mr. Togashi - $119,002 based on the business performance of our Company and each executive's individual goals during the 2017 fiscal year, as described above in "Compensation Discussion and Analysis-Elements of our Compensation- Annual Incentive Cash Bonus Payments." These cash awards are reflected in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation" above.

(2)
The second row for each Named Executive Officer reflects the threshold, target and maximum amounts of performance-based awards under the heading "Estimated Future Payouts Under Equity Incentive Plan Awards" and time-based LTIP unit awards under the heading "All Other Share Awards: Number of Shares or Units" granted on January 1, 2017 under our long-term equity incentive plan as described above in "Compensation Discussion and Analysis-Elements of our Compensation- Long-Term Equity Incentive Compensation."

(3)
The third row for each Named Executive Officer reflects discretionary time-based LTIP units awards granted on February 22, 2017 in respect of fiscal year 2016 performance as described above in "Compensation Discussion and Analysis-Elements of our Compensation- Long-Term Equity Incentive Compensation."

(4)
Reflects the aggregate grant date fair value in accordance with ASC Topic 718 based upon (i) $24.01 per unit for the time-based awards granted on February 22, 2017 in respect of 2016 performance, (ii) $22.07 per unit for the time-based awards granted on January 1, 2017 in connection with our long-term equity incentive plan and (iii) $27.63 per unit for the performance-based awards granted on January 1, 2017 in connection with our long-term equity incentive plan, which represents the number of units and value of the awards at their target levels on the grant date. The assumptions used to calculate the grant date value of share awards are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10‑K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018.

Outstanding Equity Awards at Fiscal Year End for 2017
The following table summarizes all outstanding equity awards held by our Named Executive Officers on December 31, 2017.

	Stock Awards(1)
Name	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(3)
Arlen D. Nordhagen	112,958	$3,079,235	50,158	$1,367,307
Tamara D. Fischer	54,126	1,475,475	22,800	621,528
Steven B. Treadwell	21,110	575,459	11,401	310,791
Brandon S. Togashi	11,273	307,302	6,515	177,599

(1)	The option award columns are omitted because the Company has no outstanding option awards.

(2)
Consists of compensatory time-based LTIP unit awards granted to Mr. Nordhagen, Ms. Fischer, Mr. Treadwell and Mr. Togashi which had not vested as of December 31, 2017. Of these grants to Mr. Nordhagen, 48,602 vested on January 1, 2018, 45,201 are scheduled to vest on January 1, 2019 and 19,155 are scheduled to vest on January 1, 2020, subject to continued employment. Of these grants to Ms. Fischer, 23,117 vested on January 1, 2018, 21,716 are scheduled to vest on January 1, 2019 and 9,293 are scheduled to vest on January 1, 2020, subject to continued employment. Of these grants to Mr. Treadwell, 8,999 vested on January 1, 2018, 7,999 are scheduled to vest on January 1, 2019 and 4,112 are scheduled to vest on January 1, 2020, subject to continued employment. Of these grants to Mr. Togashi, 4,213 vested on January 1, 2018, 4,213 are scheduled to vest on January 1, 2019 and 2,847 are scheduled to vest on January 1, 2020, subject to continued employment.

(3)	The market value shown is based on the closing price of our common shares on the New York Stock Exchange of $27.26 per share as of December 29, 2017.

(4)
Consists of compensatory performance-based LTIP unit awards granted to Mr. Nordhagen, Ms. Fischer, Mr. Treadwell and Mr. Togashi which had not vested as of December 31, 2017. The number of unearned performance-based LTIP unit awards represent the maximum amount of LTIP units that can vest on January 1, 2020 contingent upon the achievement of performance criteria during the period between January 1, 2017 and December 31, 2019. For more information about the performance criteria, see "Compensation Discussion and Analysis-Elements of our Compensation-Long-Term Equity Incentive Compensation."

Equity Compensation Plan Information
Our Equity Incentive Plan authorizes our CNCG Committee to grant share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into Common Shares). In connection with our IPO, we terminated our operating partnership's Prior Incentive Plan but the awards granted thereunder remained outstanding after its termination. For additional information about our Equity Incentive Plan, see "–Equity Incentive Plan" above.
The following table presents certain information about our equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available at fiscal year‑end for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	N/A	N/A	4,709,847
Equity Compensation plans not approved by shareholders	—	—	—
Total	N/A	N/A	4,709,847

(1)
This amount represents 5,147,933 securities, which is the total number of securities available to us under our Equity Incentive Plan as of December 31, 2017 to make grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards (including 210 securities that were previously awarded under the Equity Incentive Plan but have been forfeited) less 438,086 which is the number of securities that have been issued (but not forfeited) under our Equity Incentive Plan. Our Equity Incentive Plan provides for grants of equity awards up to, in the aggregate, the equivalent of 5% of the issued and outstanding Common Shares from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into Common Shares) at the time of the award. We estimate that the number of Common Shares issued and outstanding on a fully diluted basis is equal to 102,958,659. This is comprised of 50,284,934 Common Shares issued and outstanding as of December 31, 2017 and up to 52,673,725 Common Shares issuable directly or indirectly upon conversion or exchange of the outstanding units in our operating partnership and certain of its subsidiaries as of December 31, 2017, assuming that all such units are convertible into or exchangeable for Common Shares directly or indirectly on a one for one basis, in the case of OP units, DownREIT OP units and LTIP units, and on a 1.46 to one basis, in the case of subordinated performance units and DownREIT subordinated performance units, and that existing lock-up prohibitions on conversions and exchanges do not apply. For additional information on the conversion of subordinated performance units (including DownREIT subordinated performance units) into OP units, see "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Cash Distributions from our Operating Partnership" in our annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC. The actual number of OP units into which subordinated performance units will become convertible may vary significantly from these estimates and will depend upon the conversion formula in effect at the time of conversion. This table excludes 2,474,710 LTIP unit awards granted under our Prior Incentive Plan because our Prior Incentive Plan was terminated in connection with the closing of our IPO. As of December 31, 2017, we did not have outstanding under our equity compensation plans, any options, warrants or rights to purchase Common Shares.

Option Exercises and Shares Vested
We have not awarded any options to our Named Executive Officers and, therefore, there were no option awards outstanding at the fiscal year ended December 31, 2017. The following table summarizes the number of LTIP units held by our Named Executive Officers that vested on the dates set forth below during the fiscal year ended December 31, 2017 and value realized on vesting.

Name	Vesting Date	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (#)(2)
Arlen D. Nordhagen	1/1/17	36,246	$799,949
	12/31/17	50,000	1,363,000
Tamara D. Fischer	1/1/17	16,623	366,870
	12/31/17	25,000	681,500
Steven B. Treadwell	1/1/17	5,887	129,926
	12/31/17	7,000	190,820
Brandon S. Togashi	1/1/17	1,365	30,126
	12/31/17	5,000	136,300

(1)	Represents the aggregate number of LTIP units that vested in 2017.

(2)
The value realized on vesting of the LTIP units is the product of (a) the closing price on the New York Stock Exchange of the Company's common shares on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (b) the number of LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions, if any.

Potential Payments Upon Termination or Termination Following a Change in Control
As set forth in the Employment Agreements for each of our Named Executive Officers, our Named Executive Officers will be entitled to certain compensation and benefits in the event of a termination of employment. Assuming a termination of employment occurred on December 31, 2017 and a price per share of our common shares on the date of termination of $27.26 (based on the closing price of our common shares on the New York Stock Exchange as of December 29, 2017), the amount of compensation that would have been payable to each Named Executive Officer in each situation is listed in the table below. The amounts shown in the table below are for illustrative purposes only. Actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

	Estimated Potential Payments Upon Termination or Change of Control
	Base Salary(1) ($)	Annual Bonus(2) ($)	Continued Medical Benefits(3) ($)	Number of Outstanding LTIP Unit Awards That Vest(4) (#)	Total Value of Outstanding LTIP Unit Awards That Vest(4) ($)	Total ($)
Name and Termination Scenario

Arlen D. Nordhagen
- Death or Disability	$20,625	$493,880	$15,761	48,469	$1,321,261	$1,851,527
- Without Cause or for Good Reason(5)	1,505,625	1,933,880	15,761	163,116	4,446,542	7,901,808
- Cause or Resignation(5)	20,625	493,880	—	—	—	514,505

Tamara D. Fischer
- Death or Disability	13,125	268,229	15,761	23,054	628,443	925,558
- Without Cause or for Good Reason(5)	643,125	768,229	15,761	76,926	2,097,003	3,524,118
- Cause or Resignation(5)	13,125	268,229	—	—	—	281,354

Steven B. Treadwell
- Death or Disability	10,417	185,160	15,761	8,974	244,641	455,979
- Without Cause or for Good Reason(5)	260,417	345,160	15,761	32,511	886,250	1,507,588
- Cause or Resignation(5)	10,417	185,160	—	—	—	195,577

Brandon S. Togashi
- Death or Disability	8,750	119,002	15,761	4,201	114,532	258,045
- Without Cause or for Good Reason(5)	218,750	219,002	15,761	17,788	484,901	938,414
- Cause or Resignation(5)	8,750	119,002	—	—	—	127,752

(1)
We pay base salary to each our Named Executive Officers in equal installments twice each month. Accordingly, accrued and unpaid base salary, which is reflected under each termination scenario above for each our Named Executive Officers as of December 31, 2017 is equal to 1/24th of each Named Executive Officers' base salary as set forth above in the Summary Compensation Table. The line item "Without Cause or for Good Reason" also includes an amount equal to the Named Executive Officer's then-current annual base salary multiplied by three for Mr. Nordhagen, by two for Ms. Fischer and by one for each of Mr. Treadwell and Mr. Togashi.

(2)
On February 21, 2018, our CNCG Committee determined the bonus awards payable to each of our Named Executive Officers in respect of 2017 performance. Such amounts are also disclosed above in the Summary Compensation Table. The line item "Without Cause or for Good Reason" also includes an amount equal to the Named Executive Officer's then-current accrued, but unpaid bonus, as set forth for each of our Named Executive Officers under "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above plus the target amount of such bonus as set forth in the 2017 Grants of Plan-Based Awards Table above multiplied by three for Mr. Nordhagen, by two for Ms. Fischer and by one for each of Mr. Treadwell and Mr. Togashi.

(3)	Represents the cost of two years of medical benefits for each Named Executive Officer and/or eligible family members at the same annual level as in effect immediately preceding December 31, 2017.

(4)
Reflects the amount and value of LTIP Unit awards that would vest on December 31, 2017, as further described under the Outstanding Equity Awards as Fiscal Year End Table above. The line item "Death or Disability" reflects a prorated portion of the actual time-based awards that vested for Named Executive Officer on January 1, 2018 as further described in footnote 2 under the Outstanding Equity Awards at Fiscal Year End Table above based on 364 days of employment over 365. Beginning in 2019, following certain changes of control (as defined in the 2015 Equity Incentive Plan), the performance-based LTIP unit awards under our long-term equity incentive compensation program will vest without being subject to proration. For additional information, see "Compensation Discussion and Analysis-Elements of our Compensation-Long-Term Equity Incentive Compensation" above.

(5)
The definition of "Good Reason" includes our delivery of a notice of non-renewal to the Named Executive Officer, but does not include the Named Executive Officer's delivery of a notice of non-renewal to us. Following a change in control (as defined in the Equity Incentive Plan), any change in job title or diminution of roles, reporting lines or responsibilities and any reduction in the Executive's annual salary or annual bonus potential would be expected to constitute a Good Reason.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our trustees, Named Executive Officers and holders of more than 10% of our outstanding Common Shares ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our Company. Trustees, executive officers and 10% Holders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.
The following is a list of the late filings of Section 16(a) reports during fiscal year 2017 by our Named Executive Officers and trustees who served during fiscal year 2017:
In March 2017, Mark Van Mourick filed a late Form 4 to report one transaction that occurred earlier in the month in March 2017. In March 2017, Arlen Nordhagen filed a later Form 4 to report one transaction that occurred in February 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Material Benefits to Related Parties
Transactions with Mr. Nordhagen
In connection with three self storage properties that we acquired for $24.5 million as part of our portfolio between January 1, 2017 and December 31, 2017, we issued to Mr. Nordhagen or entities controlled by him a combination of 26,049 OP units and 67,131 subordinated performance units that we estimate had an aggregate value of approximately $2.2 million as of the date of the acquisitions, representing Mr. Nordhagen's ownership interests or co-investment in such properties. In connection with the sourcing and underwriting of 25 properties that we acquired as part of our portfolio between January 1, 2017 and December 31, 2017, we paid entities controlled by Mr. Nordhagen $365,000 in cash consideration. Of the cash consideration paid, Mr. Nordhagen’s interest was approximately $193,000, excluding Mr. Nordhagen's respective share of any costs associated with the sourcing and underwriting of acquired properties.

In February 2017, the Company entered into definitive agreements with an affiliate of Shader Brothers Corporation d/b/a Personal Mini Storage ("Personal Mini") of Orlando, Florida, to add Personal Mini as the Company's eighth PRO. As part of the agreements, an affiliate of Personal Mini contributed approximately $7.0 million of cash to the Company in exchange for subordinated performance units. The Company's chairman and chief executive officer, Arlen D. Nordhagen, has a noncontrolling minority ownership interest in an affiliate of Personal Mini equal to approximately 15%.
Transactions with Mr. Howard
In connection with four self storage properties that we acquired for $33.0 million as part of our portfolio between January 1, 2017 and December 31, 2017, we issued to Mr. Howard or entities controlled by him a combination of 101,270 OP units and 88,435 subordinated performance units that we estimate had an aggregate value of approximately $4.6 million as of the date of the acquisition, representing Mr. Howard's ownership interests in such properties. Additionally, of the cash consideration paid by us in the transaction, $1.8 million was paid to retire debt for which Mr. Howard, or an entity controlled by him, was the lender.
Transactions with Mr. Van Mourick
In connection with one self storage property that we acquired for $4.6 million as part of our portfolio between January 1, 2017 and December 31, 2017, we issued to Mr. Van Mourick or entities controlled by him 10,766 OP units that we estimate had an aggregate value of approximately $0.3 million as of the date of the acquisition, representing Mr. Van Mourick's ownership interest in such property.
In connection with the sourcing and underwriting of six properties that we acquired as part of our portfolio between January 1, 2017 and December 31, 2017, we paid entities controlled by Mr. Van Mourick $90,000 in cash consideration. Of the cash consideration paid, Mr. Van Mourick’s interest was approximately $22,500, excluding Mr. Van Mourick's respective share of any costs associated with the sourcing and underwriting of acquired properties.
In connection with the sourcing and underwriting of nine properties that we acquired as part of our portfolio between January 1, 2018 and February 22, 2018, we paid entities controlled by Mr. Van Mourick $105,000 in cash consideration. Of the cash consideration paid, Mr. Van Mourick’s interest was approximately $26,250, excluding Mr. Van Mourick's respective share of any costs associated with the sourcing and underwriting of acquired properties.

Employment Agreements
We have entered into employment agreements with each of our Named Executive Officers that provide for base salary, bonus and other benefits. See "–Compensation Discussion and Analysis."

Indemnification Agreements for Named Executive Officers and Trustees
We entered into indemnification agreements with members of our board of trustees and Named Executive Officers upon completion of our IPO. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.
Registration Rights Agreement
Concurrent with the IPO, we entered into the registration rights agreement with certain of our holders of our Common Shares (including Common Shares issuable upon redemption of OP units).
Facilities Portfolio, Sales Commission and Asset Management Agreements
Each self storage property that was contributed to our operating partnership or one of its subsidiaries by a PRO including those controlled by Mr. Nordhagen, our chairman and chief executive officer, Mr. Howard, one our trustees, and Mr. Van Mourick, one of our trustees, respectively, continues to be managed by the PRO that contributed the property. Each PRO has entered into a facilities portfolio management and sales commission agreement with our Company with respect to its contributed portfolio together with asset management agreements for each property. Each of our non-independent trustees is party to a facilities portfolio management and sales commission agreement and various asset management agreements or controls or is an investor in an entity that controls a party to such agreements. The asset management agreements include payments of supervisory and administrative fees and expense reimbursements to SecurCare, Northwest and Optivest. For the year ended December 31, 2017, supervisory and administrative fees of $5.5 million, $2.6 million, and $1.6 million were paid to SecurCare, Northwest and Optivest, respectively. Of these supervisory and administrative fees paid to SecurCare, Northwest and Optivest, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $2.9 million, $1.3 million and $0.7 million, respectively, excluding their respective share of any costs associated with such fees. For the year ended December 31, 2017 expense reimbursements of $8.9 million, $3.7 million, and $3.2 million were paid to SecurCare, Northwest and Optivest, respectively. Of these expense reimbursements paid to SecurCare, Northwest and Optivest, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $4.7 million, $1.9 million and $1.4 million, respectively, excluding their respective share of any costs associated with such reimbursements. Upon certain retirement events, the management of the properties in such PRO's contributed portfolio will be transferred to us (or our designee) in exchange for OP units with a value equal to four times the average of the normalized annual EBITDA from the management contracts related to such PRO's contributed portfolio over the immediately preceding 24-month period. Forms of our facilities portfolio management agreements are filed as Exhibits 10.6 through 10.10 to our Quarterly Report on Form 10-Q dated June 5, 2015, available at www.sec.gov.
Tenant Insurance-Related Arrangements
We and certain of our PROs have various arrangements with regulated insurance companies to enable us to assist our tenants in obtaining insurance or tenant protection plans in association with storage rentals. These insurance companies typically pay some of our PROs access fees or commissions to help them procure business at our properties, and we receive a portion of such fees and commissions which are recognized as revenue at our properties. For the year ended December 31, 2017, tenant insurance-related and tenant protection plan-related access fees and commissions of $0.5 million, $0.1 million, and $0.3 million were paid to an affiliate of SecurCare, Northwest, and Optivest, respectively. Of these tenant insurance-related and tenant protection plan-related access fees and commissions paid to the affiliate of SecurCare, Northwest, and Optivest, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $0.2 million, $0.1 million and $0.1 million, respectively. Each PRO that arranges tenant insurance and/or tenant protection plans to tenants at the properties they manage maintains its own insurance or protection program, and in some cases our PROs or their affiliates have an ownership interest in the regulated insurance company that provides insurance coverage to our tenants at certain of the properties that they manage. As such, these PROs or their affiliates may benefit from our success in improving tenant insurance penetration through both improved property performance and improved performance of the respective insurance companies in which they may have an ownership stake.

Related Transactions Policy
In our code of business conduct and ethics and our transaction approval policy, we have a conflicts of interest policy that prohibits our trustees, officers and employees who provide services to us from engaging in any transaction that involves an actual or potential conflict of interest with us unless approved by a majority of our disinterested independent trustees. Exceptions may be made only after review and approval of specific or general categories by our board of trustees (in the case of executive officers or trustees) and our compliance officer (in the case of employees who are not executive officers and trustees).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 15, 2018 regarding the (A) beneficial ownership of Common Shares, which includes OP units and vested LTIP units in our operating partnership as if each unit were redeemed for one Common Share, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) our Named Executive Officers, (iii) our trustees and trustee nominees and (iv) all of our trustees, trustee nominees and Named Executive Officers as a group and (B) beneficial ownership of subordinated performance units, which may become voluntarily convertible by the holder into OP units if (1) the applicable lockup has expired, (2) certain performance thresholds for the year ended December 31, 2018 relating to the properties to which such units relate are achieved, and (3) notice of conversion is submitted by such holder on or prior to December 1st of a given year. Upon satisfaction of the foregoing conditions, conversions into OP units will become effective on the immediately succeeding January 1st (the "conversion date") and will convert based upon a formula utilizing cash available for distribution, or CAD, for the immediately trailing fiscal year prior to the conversion date. For more information, including information about conversions that became effective on January 1, 2018, see Note 15 to the Company's Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2017. The number of OP units into which a subordinated performance unit is convertible as of March 15, 2018 is not yet determinable for conversions made by subordinated performance unitholders on or prior to December 1, 2018 to be effective on January 1, 2019.
Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Common Shares Beneficially Owned			Subordinated Performance Units Owned
Name(1)	Number(2)		Percent(3)	Number(4)
Named Executive Officers, Trustee Nominees and Trustees:
Arlen D. Nordhagen	2,279,599	(5)	4.4%	2,288,272
Tamara D. Fischer	248,790	(6)	*	—
Steven B. Treadwell	45,886	(7)	*	—
Brandon S. Togashi	20,828	(8)	*	—
George L. Chapman	38,785	(9)	*	—
Kevin M. Howard	4,610,089	(10)	8.4%	1,507,629
Paul W. Hylbert, Jr.	31,075	(11)	*	—
Chad L. Meisinger	46,845	(12)	*	—
Steven G. Osgood	97,675	(13)	*	—
Dominic M. Palazzo	21,530	(14)	*	—
Mark Van Mourick	118,041	(15)	*	52,796
Rebecca Steinfort	—		*	—
All trustees, trustee nominees and Named Executive Officers as a group (12 persons)	7,559,143		13.1%	3,848,697
5% or Greater Beneficial Owners
BlackRock, Inc.	7,396,387	(16)	14.7%	—
ArrowMark Colorado Holdings, LLC	2,999,415	(17)	6.0%	—
Vanguard Specialized Funds, Inc.	3,319,527	(18)	6.6%	—
The Vanguard Group, Inc.	6,267,260	(19)	12.4%	—

	Common Shares Beneficially Owned			Subordinated Performance Units Owned
Name(1)	Number(2)		Percent(3)	Number(4)
J. Timothy Warren	2,649,923	(20)	5.0%	161,258
Certain Other Equity Owners:
John Minar	1,475,160	(21)	2.8%	1,795,768
David Lamb	1,923,241	(22)	3.7%	430,701

*	Represents beneficial ownership of less than 1%.

(1)	The address for each of the trustees, trustee nominees and officers named above is 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.

(2)
A person is deemed to be the beneficial owner of any Common Shares, OP units or vested LTIP units in our operating partnership if that person has or shares voting power or investment power with respect to those Common Shares, OP units, or vested LTIP units or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares or units and "investment power" is the power to dispose or direct the disposition of shares or units. The numerator in the column "Common Shares Beneficially Owned" includes each beneficial owner's Common Shares, OP units, and vested LTIP units and excludes each beneficial owner's unvested LTIP units, subordinated performance units and units in our DownREIT partnerships, except those units that are convertible into or exchangeable for Common Shares at any time within 60 days of the date of the table.

(3)
With respect to our Named Executive Officers, trustees, trustee nominees, and certain other equity owners, the denominator in the table is based on a total of 50,353,845 Common Shares outstanding as of March 15, 2018, (which includes restricted Common Shares), plus each person's OP units and vested LTIP units, assuming that such person's OP units and vested LTIP units have been converted or exchanged on a one-for-one basis into Common Shares, and none of the OP units or vested LTIP units held by other persons or entities are converted or exchanged for Common Shares.

(4)	Excluded from the column "Subordinated Performance Units Owned" are each holder's Common Shares, OP units, LTIP units, and units in our DownREIT partnerships.

(5)
This amount includes 261,000 Common Shares for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through his spouse or entities he controls, 1,883,751 OP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls and 134,848 vested LTIP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls and excludes 158,388 unvested LTIP units, 2,288,272 subordinated performance units in our operating partnership held in entities controlled by Mr. Nordhagen and 386,604 OP units and 286,831 subordinated performance units in our DownREIT partnerships held in entities controlled by Mr. Nordhagen. Mr. Nordhagen disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(6)	This amount includes 15,300 Common Shares, 168,750 OP units and 64,740 vested LTIP units and excludes 90,372 unvested LTIP units.

(7)	This amount includes 24,000 OP units, 21,886 vested LTIP units and excludes 43,012 unvested LTIP units.

(8)	This amount includes 250 Common Shares, 10,000 OP units, 10,578 vested LTIP units and excludes 24,301 unvested LTIP units.

(9)	This amount includes 19,250 Common Shares,16,400 OP units and 3,135 vested LTIP units and excludes 2,664 unvested LTIP units.

(10)
This amount includes 20,500 Common Shares held directly by Mr. Howard, 4,589,589 OP units for which Mr. Howard has or shares voting and investment power directly or indirectly through entities he controls and excludes 1,507,629 subordinated performance units held in entities controlled by Mr. Howard. Mr. Howard disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(11)	This amount includes 14,500 Common Shares,13,200 OP units and 3,375 vested LTIP units and excludes 2,869 unvested LTIP units.

(12)	This amount includes 30,750 Common Shares,13,200 OP units and 2,895 vested LTIP units and excludes 2,459 unvested LTIP units.

(13)	This amount includes 94,540 OP units and 3,135 vested LTIP units and excludes 2,664 unvested LTIP units.

(14)	This amount includes 19,600 OP units, 1,930 vested LTIP units and excludes 1,640 unvested LTIP units.

(15)
This amount includes 13,667 Common Shares and 104,374 OP units for which Mr. Van Mourick has or shares voting and investment power directly or indirectly through entities he controls and excludes 52,796 subordinated performance units held in entities controlled by Mr. Van Mourick. Mr. Van Mourick disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(16)
Based on information provided in a Schedule 13G/A filed on January 19, 2018, BlackRock, Inc. reported sole voting power with respect to 7,268,220 Common Shares and sole dispositive power with respect to 7,396,387 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. BlackRock Inc.'s address is 55 East 52nd Street, New York, NY 10055.

(17)
Based on information provided in a Schedule 13G/A filed on February 9, 2018, ArrowMark Colorado Holdings, LLC reported sole voting power with respect to 2,999,415 Common Shares and sole dispositive power with respect to 2,999,415 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Arrowpoint Asset Management, LLC's address is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(18)
Based on information provided in a Schedule 13G/A filed on February 2, 2018, Vanguard Specialized Funds Vanguard REIT Index - 23-2834924 ("VSF") reported sole voting power with respect to 3,319,527 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. VSF's address is 100 Vanguard Blvd, Malvern, PA 19355.

(19)
Based on information provided in a Schedule 13G/A filed on February 10, 2017, The Vanguard Group- 23-1945930 ("Vanguard") reported sole voting power with respect to 106,560 Common Shares, shared voting power with respect to 56,500 Common Shares, sole dispositive power with respect to 6,160,356 Common Shares and shared dispositive power with respect to 106,904 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Vanguard's address is 100 Vanguard Blvd, Malvern, PA 19355.

(20)
This amount includes 51,285 Common Shares and 2,598,638 OP units that Mr. Warren has or shares voting and investment power and are held directly or indirectly through entities he controls and excludes 161,258 subordinated performance units that are held in entities controlled by Mr. Warren. Mr. Warren disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(21)
This amount includes 1,458,553 OP units and 16,607 vested LTIP units that Mr. Minar has or shares voting and investment power are held directly or indirectly through entities he controls and excludes 1,795,768 subordinated performance units in our operating partnership and 1,365,458 OP units and 3,028,973 subordinated performance units in our DownREIT partnerships that are held in entities controlled by Mr. Minar. Mr. Minar disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(22)
This amount includes 60,000 Common Shares and 1,863,241 OP units that Mr. Lamb has or shares voting and investment power and are held directly or indirectly through entities he controls and excludes 430,701 subordinated performance units in our operating partnership and 82,724 OP units and 1,374,418 subordinated performance units in our DownREIT partnerships that are held in entities controlled by Mr. Lamb. Mr. Lamb disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

OTHER MATTERS
Our board of trustees knows of no other business that may be properly presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by shareholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.

SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder intending to present a proposal at our 2019 annual meeting of shareholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 5, 2018.
Our Bylaws currently provide that any shareholder intending to nominate a trustee or present a shareholder proposal of other business for consideration at the 2019 annual meeting of shareholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., mountain time, on the 120th day prior to the first anniversary of the date that the proxy statement for the immediately preceding annual meeting of shareholders is first released to our shareholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., mountain time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or, if later, the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming that the date of the 2019 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2018 annual meeting, to timely submit a trustee candidate for nomination or propose other business for consideration at our 2019 annual meeting of shareholders, shareholders must have submitted the nomination or proposal, in writing, by December 5, 2018, but in no event earlier than November 5, 2018. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of shareholders to request the inclusion of certain proposals in our proxy statement pursuant to SEC rules.
Any such nomination or proposal should be sent to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, and, to the extent applicable, must include the information and other materials required by our Bylaws.
Our board of trustees knows of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters.

DELIVERY OF MATERIALS
In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we are, except as described below, furnishing proxy materials, including this Proxy Statement and our 2017 Annual Report to Shareholders, by providing access to these documents on the Internet. Accordingly, on or about April 12, 2018, the Notice will be sent to our beneficial owners of shares. The Notice provides instructions for accessing our proxy materials on the Internet and instructions for receiving printed copies of the proxy materials without charge by mail or electronically by email. Please follow the instructions included in the Notice.
The Notice provides you with instructions regarding the following: (1) viewing our proxy materials for the Annual Meeting on the Internet; (2) voting your shares after you have viewed our proxy materials; (3) requesting a printed copy of the proxy materials; and (4) instructing us to send our future proxy materials to you. We believe the delivery options allow us to provide our shareholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
In addition, certain shareholders of record will be sent, by mail, this Proxy Statement, the Notice of Annual Meeting of Shareholders and the related proxy card on or about April 18, 2018.
The difference between a shareholder of record and a beneficial owner of shares is as follows:
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are the shareholder of record with respect to those shares, and you will be sent the proxy materials by mail.
Beneficial Owner of Common Shares. If your shares are held in an account at an intermediary (bank or broker), then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.
Multiple Copies of Our Annual Report to Shareholders
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely receive only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our corporate secretary at our principal executive offices, National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, Colorado 80111, telephone number (720) 630-2600. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2017 Annual Report and this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered. Similarly, you may also contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.
Changing the Way You Receive Proxy Materials in the Future
Instead of receiving a Notice in the mail for future meetings, shareholders may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials and a paper proxy card by mail. If you elect to receive proxy materials by e-mail, you will not receive a Notice in the mail. Instead, you will receive an e-mail with links to proxy materials and online voting. In addition, if you elect to receive a paper copy of the proxy materials, or if applicable rules or regulations require paper delivery of the proxy materials, you will not receive a Notice in the mail. If you received a paper copy of the proxy materials or the Notice in the mail, you can eliminate all such paper mailings in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing such documents to you and help us conserve natural resources. You can change your election by directing your request in writing to National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, Attention: Investor Relations, by sending a blank e-mail with the 16-digit control number on your Notice to sendmaterial@proxyvote.com, via the Internet at www.proxyvote.com, or by telephone at 1-800-579-1639. Your election will remain in effect until you change it.

MISCELLANEOUS
We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail but may also be made by our trustees, Named Executive Officers and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our trustees, Named Executive Officers or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold Common Shares in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY SHAREHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT NATIONAL STORAGE AFFILIATES TRUST, 5200 DTC PARKWAY, SUITE 200, GREENWOOD VILLAGE, CO 80111.

By Order of the Board of Trustees,
/s/ Arlen D. Nordhagen
Arlen D. Nordhagen
Chairman of the Board of Trustees and Chief Executive Officer

Greenwood Village, Colorado
April 4, 2018

E43906-P07004

NATIONAL STORAGE AFFILIATES TRUST
5200 DTC Parkway, Suite 200
Greenwood Village, CO 80111
This proxy is solicited by the Board of Trustees of National Storage Affiliates Trust

The undersigned shareholder of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Arlen D. Nordhagen and Tamara D. Fischer, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held at the offices of Clifford Chance US LLP, located at 31 West 52nd Street, New York, NY 10019, on May 23, 2018 at 8:00 a.m. eastern time, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference and revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST "FOR" THE ELECTION OF EACH OF THE TRUSTEE NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" ITEM 2, "FOR" ITEM 3, FOR "EVERY YEAR" FOR ITEM 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side